PRELIMINARY PROXY STATEMENT - MERGER
                                  SCHEDULE 14A
                                  (RULE 14-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ] Check
the appropriate box:
[X]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material under Section 240.14a-12

                           MARLTON TECHNOLOGIES, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         [ ]    No fee required.

         [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:
         Common Stock, no par value per share
         --------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:
         6,382,174 shares of Common Stock and 100,000 warrants.
         --------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         $0.30 per share with respect to the 6,382,174 shares of common stock subject to this transaction. The consideration payable with respect to the 100,000 warrants, after giving effect to the exercise price therefor, is a negative amount, and accordingly is not included in this calculation.
         -------------------------------------------------------------------
         (4) Proposed maximum aggregate value of transaction: $1,914,652.20.
         -------------------------------------------------------------------
         (5)    Total fee paid: $176.15
         -------------------------------------------------------------------

         [ ] Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         -------------------------------------------------------------------

         (2) Form, Schedule or Registration Statement No.:

         -------------------------------------------------------------------

         (3)    Filing Party:

         -------------------------------------------------------------------

         (4)    Date Filed:

         -------------------------------------------------------------------

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
                           MARLTON TECHNOLOGIES, INC.
                                2828 CHARTER ROAD
                        PHILADELPHIA, PENNSYLVANIA 19154

                                            [                   ][    ], 2003

Dear Shareholders:

         You are cordially invited to attend a special meeting of shareholders of Marlton Technologies, Inc. to be held at the offices of Stradley, Ronon, Stevens & Young, LLP, 2600 One Commerce Square, 26th Floor, Philadelphia,
Pennsylvania 19103, on [          ], 2003 at [      ] A.M., Eastern Time.

         At this special meeting, you will be asked to consider and vote upon a proposal to adopt a merger agreement which provides for a merger involving Marlton Technologies, Inc. and Redwood Acquisition Corp., pursuant to an agreement and plan of merger dated as of February 20, 2003. You should read carefully the merger agreement, a copy of which is attached as Annex A to the accompanying Proxy Statement. If the merger is completed, you will be entitled to receive $0.30 in cash for each share of Marlton common stock that you own at that time, and you will no longer be a shareholder of Marlton.

         Redwood is composed of a group that includes nine individuals who are or were directors, executive officers, employees or shareholders of Marlton. Following the merger, the members of this group will own our business. Our other shareholders will receive cash in exchange for their Marlton stock, and they will not have any interest in our or Redwood's business following the merger.

         Our Board of Directors, based on the recommendation of a Special Committee of Directors formed to consider the merger proposal, recommends that you vote "FOR" approval of the merger and adoption of the merger agreement. Based on the advice of its advisers, the Special Committee determined and reported to the Board of Directors that the $0.30 per share to be received by our public shareholders as a result of the merger is fair from a financial point of view to those shareholders. In arriving at its recommendation, each member of the Special Committee gave careful consideration to a number of factors described in the accompanying Proxy Statement. One factor was the written opinion of Commerce Capital Markets, Inc., a financial advisor retained by the Special Committee to advise it as to the fairness of the consideration to be paid in the merger to our public shareholders, from a financial point of view.

         Under the Pennsylvania Business Corporation Law, the affirmative vote of a majority of the votes cast by all our shareholders entitled to vote thereon at a meeting at which a quorum is present is required to adopt the merger agreement.

         The accompanying Proxy Statement explains the proposed merger and provides specific information concerning the shareholders' meeting. It also includes copies of the merger agreement and the written opinion of Commerce Capital Markets. Please read it carefully. In particular, you should carefully consider the discussion in the section entitled "Special Factors" beginning on page [ ].

         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU PLEASE TO COMPLETE, SIGN AND RETURN YOUR PROXY AS SOON AS POSSIBLE IN THE ENCLOSED SELF-ADDRESSED ENVELOPE SO THAT YOUR VOTE WILL BE RECORDED. EVEN IF YOU RETURN YOUR PROXY CARD, YOU MAY STILL ATTEND THE SPECIAL MEETING AND VOTE YOUR COMMON STOCK IN PERSON. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY SUBMITTING A WRITTEN REVOCATION OR A PROXY BEARING A LATER DATE TO OUR CORPORATE SECRETARY, OR BY ATTENDING AND VOTING IN PERSON AT THE SPECIAL MEETING. FOR STOCK HELD IN "STREET NAME," YOU MAY REVOKE OR CHANGE YOUR VOTE BY SUBMITTING INSTRUCTIONS TO YOUR BROKER OR NOMINEE.

         PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS AS TO HOW YOU MAY EXCHANGE YOUR SHARES FOR THE MERGER CONSIDERATION.

                                                   Sincerely,


                                                   Jeffrey K. Harrow,
                                                   Chairman of the Board

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger agreement or the proposed merger, determined if the accompanying Proxy Statement is adequate or accurate or determined the fairness or merits of the proposed merger. Any representation to the contrary is a criminal offense.

                           MARLTON TECHNOLOGIES, INC.
                                2828 CHARTER ROAD
                        PHILADELPHIA, PENNSYLVANIA 19154
                              ---------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                              To Be Held [ ], 2003
---------------------

         Notice is hereby given that a Special Meeting of Shareholders of Marlton Technologies, Inc., a Pennsylvania corporation, will be held at the offices of Stradley, Ronon, Stevens & Young, LLP, 2600 One Commerce Square, 26th Floor, Philadelphia, Pennsylvania 19103, on [ ], 2003 at [ ] A.M., Eastern Time to:

         1. Consider and vote upon a proposal to adopt the Agreement and Plan of Merger by and between Marlton Technologies, Inc. ("Marlton") and Redwood Acquisition Corp. ("Redwood") dated as of February 20, 2003, pursuant to which Marlton will merge with and into Redwood, as described in the accompanying Proxy Statement; and

         2. To transact such other business as may properly come before the Special Meeting, including any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on [ ], 2003 as the record date for the special meeting. Accordingly, only holders of record of Marlton common stock as of the close of business on that date will be entitled to notice of and to vote at the special meeting and any adjournments or postponements of that meeting. A form of proxy and a Proxy Statement containing more detailed information with respect to matters to be considered at the special meeting accompany and form a part of this notice. To the extent required by Section 1923(a) of the Business Corporation Law of Pennsylvania, a copy of the by-laws of Redwood as they may be in effect immediately following the merger will be provided upon request and without cost to shareholders requesting same.


                                         By Order of the Board of Directors,

                                         Alan I. Goldberg,
                                         Corporate Secretary


Philadelphia, Pennsylvania
[                 ], 2003

         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU PLEASE TO COMPLETE, SIGN AND RETURN YOUR PROXY AS SOON AS POSSIBLE IN THE ENCLOSED SELF-ADDRESSED ENVELOPE SO THAT YOUR VOTE WILL BE RECORDED. EVEN IF YOU RETURN YOUR PROXY CARD, YOU MAY STILL ATTEND THE SPECIAL MEETING AND VOTE YOUR COMMON STOCK IN PERSON. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY SUBMITTING A WRITTEN REVOCATION OR A PROXY BEARING A LATER DATE TO OUR CORPORATE SECRETARY, OR BY ATTENDING AND VOTING IN PERSON AT THE SPECIAL MEETING. FOR STOCK HELD IN "STREET NAME," YOU MAY REVOKE OR CHANGE YOUR VOTE BY SUBMITTING INSTRUCTIONS TO YOUR BROKER OR NOMINEE.

         PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS AS TO HOW YOU MAY EXCHANGE YOUR SHARES FOR THE MERGER CONSIDERATION.

                                TABLE OF CONTENTS

                                                                                                             Page

PRELIMINARY PROXY STATEMENT - MERGER..............................................................................1
TABLE OF CONTENTS.................................................................................................3
SUMMARY TERM SHEET................................................................................................5
THE PARTIES.......................................................................................................5
PROPOSED MERGER...................................................................................................6
MATERIAL FEDERAL INCOME TAX CONSEQUENCES..........................................................................7
OUR COMMON STOCK PRICE............................................................................................7
EFFECT OF MERGER ON US............................................................................................7
TREATMENT OF STOCK OPTIONS AND WARRANTS...........................................................................7
SPECIAL COMMITTEE AND BOARD OF DIRECTORS RECOMMENDATIONS; OUR PURPOSES AND REASONS FOR THE MERGER.................8
FAIRNESS OPINION..................................................................................................9
THE SPECIAL MEETING OF SHAREHOLDERS..............................................................................10
DISSENTERS RIGHTS................................................................................................11
WHEN WILL THE MERGER BE COMPLETED................................................................................11
CONDITIONS TO COMPLETING THE MERGER..............................................................................11
FINANCING THE MERGER.............................................................................................11
INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS.......................................11
THE MERGER.......................................................................................................12
NO SOLICITATION OF ACQUISITION PROPOSALS.........................................................................12
REGULATORY FILINGS AND APPROVALS.................................................................................12
QUESTIONS........................................................................................................13
CERTAIN QUESTIONS AND ANSWERS ABOUT VOTING AND THE MERGER........................................................13
FORWARD-LOOKING INFORMATION......................................................................................14
SPECIAL FACTORS..................................................................................................14
BACKGROUND OF THE TRANSACTION....................................................................................14
OUR PURPOSES AND REASONS FOR THE MERGER; RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD..................18
OPINION OF COMMERCE CAPITAL MARKETS..............................................................................24
OUR COMMON STOCK.................................................................................................26
SUMMARY..........................................................................................................30
INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS.......................................31
EFFECTS OF THE MERGER............................................................................................34
CONDUCT OF OUR BUSINESS IF THE MERGER IS NOT CONSUMMATED.........................................................36
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES...........................................................36
MATERIAL TAX CONSEQUENCES TO OUR PUBLIC SHAREHOLDERS.............................................................37
MATERIAL TAX CONSEQUENCES TO AFFILIATED SHAREHOLDERS.............................................................37
MATERIAL TAX CONSEQUENCES TO REDWOOD AND MARLTON.................................................................38
FEES AND EXPENSES................................................................................................38
ACCOUNTING TREATMENT.............................................................................................38

FINANCING OF THE MERGER..........................................................................................38
REGULATORY APPROVALS.............................................................................................39
RISKS THAT THE MERGER WILL NOT BE CONSUMMATED....................................................................39
THE MERGER AGREEMENT.............................................................................................39
THE MERGER; GOVERNANCE OF THE SURVIVING CORPORATION..............................................................40
EFFECTIVE TIME OF THE MERGER.....................................................................................40
MERGER CONSIDERATION; EXCHANGE PROCEDURE.........................................................................40
OPTIONS AND WARRANTS.............................................................................................40
REPRESENTATIONS AND WARRANTIES...................................................................................41
CONDUCT OF BUSINESS PENDING THE MERGER...........................................................................42
NO SOLICITATION OF OFFERS; NOTICE OF PROPOSALS FROM THIRD PARTIES................................................43
SHAREHOLDERS' MEETING............................................................................................43
PROXY STATEMENT AND RELATED DOCUMENTS............................................................................43
ACCESS TO INFORMATION; CONFIDENTIALITY...........................................................................44
INDEMNIFICATION AND INSURANCE....................................................................................44
EXPENSES.........................................................................................................44
CONDITIONS TO THE MERGER.........................................................................................44
TERMINATION......................................................................................................46
AMENDMENT AND WAIVER.............................................................................................47
BUSINESS OF REDWOOD..............................................................................................47
MARKET PRICES AND DIVIDENDS ON OUR COMMON STOCK..................................................................49
BENEFICIAL OWNERSHIP OF OUR SECURITIES...........................................................................49
SELECTED FINANCIAL DATA OF MARLTON...............................................................................51
SELECTED FINANCIAL DATA..........................................................................................52
VOTE REQUIRED AND RECOMMENDATION.................................................................................53
WHERE YOU CAN FIND MORE INFORMATION..............................................................................53
AVAILABLE INFORMATION............................................................................................53
OTHER MATTERS....................................................................................................54
Annex  A - Merger Agreement
Annex  B - Fairness Opinion

                                       4

                               SUMMARY TERM SHEET

         This summary term sheet highlights important information in this proxy statement and does not contain all of the information that may be important to you in deciding how to vote on the merger agreement. You are urged to read carefully this entire proxy statement in order to understand the merger fully. We also encourage you to read the merger agreement, which is attached as Annex A to this proxy statement, as it is the legal document that governs the merger. This proxy statement is dated [ ], 2003 and is first being mailed to you on or about [ ], 2003.


THE PARTIES

         We are engaged in the custom design, production and sale of exhibits and environments for trade shows, museums, theme parks, themed interiors, arenas, corporate lobbies and retail stores for clients in industry, government, entertainment and commercial establishments. We are a Pennsylvania corporation, our principal executive office is located at 2828 Charter Road, Philadelphia, Pennsylvania 19154 and our telephone number is (215) 676-6900.

         Redwood Acquisition Corp. ("Redwood") is a Pennsylvania corporation formed in February, 2003. Redwood was organized to acquire Marlton and to continue Marlton's operations and activities thereafter. Redwood has not conducted any significant activities other than those incident to its formation and its approval and execution of the merger agreement and the related documents. Redwood currently has no material assets or liabilities, other than its rights and obligations under the merger agreement and the related documents, and it has not generated any revenues or material expenses (other than those associated with the merger). The $1.91 million required to acquire our shares in the merger will be contributed to Redwood prior to completion of the merger. Redwood's address is 2828 Charter Road, Philadelphia, Pennsylvania 19154 and its telephone number is (215) 676-6900. See "Special Factors -- Financing of the Merger," and "Business of Redwood".

         The individuals identified below comprise the Redwood group that intends to acquire us in the merger:

o        Jeffrey K. Harrow - the Chairman of our Board of Directors.

o        Scott J. Tarte - the Vice Chairman of our Board of Directors.

o        Robert B. Ginsburg - our President and Chief Executive Officer.

o        Alan I. Goldberg - our General Counsel and Corporate Secretary.

o        Michael Tomkin - the President of a Marlton subsidiary.

o        Donald R. Sparks, Sr. - a key employee of a Marlton subsidiary.

o       Fred Cohen - a former director and executive officer of Marlton.

o       Seymour Hernes - a former director and executive officer of Marlton.

o Charles P. Stetson, Jr. (sometimes referred to herein as Lombard Associates) - a shareholder of Marlton.

         Messrs. Harrow, Tarte, Ginsburg and Goldberg are referred to collectively as the "Initial Affiliated Shareholders", Messrs. Tomkin, Stetson, Sparks, Cohen and Hernes are referred to collectively as the "Additional Affiliated Shareholders" and the Initial Affiliated Shareholders and the Additional Affiliated Shareholders are referred to collectively as the "Affiliated Shareholders". All of our shareholders, other than the Affiliated Shareholders, are referred to herein as the "Public Shareholders". See "Business of Redwood".


PROPOSED MERGER

         Structure of the Merger. Marlton Technologies, Inc. will be merged with and into Redwood, the separate existence of Marlton will cease and Redwood will continue as the surviving corporation and will own and operate Marlton's business. As of [ ], 2003, there were 12,845,096 shares of our common stock outstanding, of which 6,382,174 shares are held by the Public Shareholders and are to be converted in the merger into the right to receive $0.30 per share. (An aggregate of 18,418 shares held in our 401(k) plan for the benefit of four Affiliated Shareholders are included in this proxy statement as part of the shares held by the Public Shareholders). The remaining 6,462,922 shares, which are owned by the Affiliated Shareholders, are to be converted in the merger into an equal number of Redwood shares. (This sum includes shares owned by the spouses or children of such shareholders whether held in trust, custodial account or Individual Retirement Account unless ownership in such form would result in the termination of Redwood's election to be treated as an "S" corporation for federal income tax purposes, in which case such shares are to be converted in the merger into the right to receive the cash merger consideration). Following the merger, we anticipate that the Affiliated Shareholders will own all of the outstanding common stock of Redwood. See "The Merger Agreement -- The Merger; Governance of the Surviving Corporation."

         Shareholder Vote. You are being asked to vote to adopt the merger agreement. Under the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), at a meeting at which a quorum is present, the affirmative vote of a majority of the votes cast by all of our shareholders entitled to vote thereon is required to adopt the merger agreement. Adoption of the merger agreement does not require the affirmative vote of a majority of our Public Shareholders. See "Vote Required and Recommendation."

         Effectiveness of the Merger. The merger will be effective upon the filing of the articles of merger with the Department of State of the Commonwealth of Pennsylvania in accordance with the BCL or at such later time as is specified in the articles of merger. See "The Merger Agreement -- Effective Time of the Merger."

         Price for Your Stock. At the effective time of the merger, each share of our common stock held by the Public Shareholders immediately prior to the effective time will be automatically converted into the right to receive $0.30 in cash, without interest or any other payment.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The receipt of cash by you pursuant to the merger will be a taxable event for you for federal income tax purposes and may also be a taxable event under applicable state, local and foreign tax laws. The tax consequences to you will depend upon the facts and circumstances applicable to you. Accordingly, you should consult your tax advisor with respect to the federal, state, local or foreign tax consequences of the merger. See "Special Factors -- Material United States Federal Income Tax Consequences."

OUR COMMON STOCK PRICE

         Our common stock is listed on the American Stock Exchange under the symbol "MTY." On October 22, 2002, the last full trading day before our Board of Directors received an offer from the Initial Affiliated Shareholders to purchase us, our common stock closed at $0.19 per share. On November 25, 2002, the last full trading day before we publicly announced that we had received this offer, our common stock closed at $0.20 per share. On February 20, 2003, the day preceding our public announcement of the signing of the merger agreement, our common stock closed at $0.22 per share. On [ ], 2003, the last trading day prior to the date of this proxy statement, our common stock closed at $[ ] per share. See "Market Prices and Dividends on our Common Stock."

EFFECT OF MERGER ON US

         Following the merger, our existence will cease, and Redwood will succeed to all of our rights and obligations and will operate our business; neither Redwood's nor our shares will be traded on the American Stock Exchange nor be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

TREATMENT OF STOCK OPTIONS AND WARRANTS

         We have outstanding options and warrants to acquire an aggregate of 7,417,778 shares of our common stock, of which the Affiliated Shareholders hold options and warrants to acquire 6,786,382 shares. In the merger, all of our stock option and similar plans and all our outstanding stock options and warrants held by our present and former directors, officers or employees, whether or not then exercisable, shall be assumed by Redwood and shall, in the case of these options and warrants, become the right to acquire shares of Redwood's common stock on the same terms and conditions that such persons were entitled to acquire our common stock. Warrants to acquire 100,000 shares of our common stock registered in the name of Gruntal & Co., LLC will be cancelled without payment, in accordance with its terms, as the exercise price of these warrants ($2.50 per share) exceeds the $.30 per share payable with respect to

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
the shares of our common stock held by the Public Shareholders in the merger. See "The Merger Agreement -- Options and Warrants."


SPECIAL COMMITTEE AND BOARD OF DIRECTORS RECOMMENDATIONS; OUR PURPOSES AND REASONS FOR THE MERGER

         Based in part upon the unanimous recommendation of the Special Committee to our Board of Directors to approve the merger and adopt the merger agreement, our Board has adopted the merger agreement and determined that the merger is fair to our Public Shareholders. Four of the eight members of our Board abstained from voting on the proposal to adopt the merger agreement because of the interests or perceived interests they may have in the merger and one director did not participate in the meeting - the three members of our Board who voted in favor of adopting the merger agreement comprise the Special Committee that unanimously recommended that our Board approve the merger. See "Special Factors - Interests of Certain Persons in the Merger that Differ from your Interests."

         The purpose of effecting the merger at this time is to provide our Public Shareholders with an opportunity to liquidate their investment in us for cash at a 57.9% premium to the market price for our common stock on the day prior to the offer by the Initial Affiliated Shareholders to acquire us and a 50% premium to the market price for our common stock on the day prior to the date this offer was publicly announced. The Special Committee and the Board determined that it was an appropriate time to enter into the merger based on their knowledge of us and the industry in which we compete and their belief that the trading price of our common stock for the foreseeable future would be less than the value that could be obtained through the merger.

         The Special Committee, in determining to recommend to the Board that it authorize us to enter into the merger agreement, and the Board, in determining that the terms of the merger were fair to our Public Shareholders and to recommend to the Public Shareholders that they adopt the merger agreement, considered certain factors, including, but not limited to, the following:

o our financial condition, assets, results of operations, business and prospects;

o our borrowing capacity, which has been limited in recent years, could be limited further;

o the burdens and limited benefits to the Public Shareholders of our remaining a public corporation;

o the merger consideration to be received by our Public Shareholders represents a premium over the market price the day the offer by the Initial Affiliated Shareholders was publicly announced and was the highest amount the Special Committee believed could be obtained for the shares of the Public Shareholders;

o the existence of a flexible non-solicitation provision in the merger agreement enabling the Special Committee to explore and discuss unsolicited proposals;

o an opinion of Commerce Capital Markets as to the fairness, from a financial point of view, of the merger consideration to be received by our Public Shareholders.

         Each of the foregoing factors supported the decision of the Special Committee and Board of Directors. The Special Committee and Board of Directors viewed all of the foregoing factors as important in reaching their conclusion and did not assign any particular weight to any individual factor. The Board believes that the merger is procedurally fair because:

o a special committee consisting solely of three independent directors was selected to evaluate the fairness and appropriateness of the transaction, and was authorized to retain financial and legal advisors to assist in the evaluation of this transaction;

o the Special Committee retained independent legal counsel to advise it with respect to the offer and to assist it in negotiating the merger agreement and the merger; and

o the Special Committee retained Commerce Capital Markets to advise it in evaluating the fairness of the merger, and Commerce Capital Markets delivered its opinion to the Special Committee and the Board that the merger consideration was fair, from a financial point of view, to the Public Shareholders of Marlton.

See "Special Factors -- Our Purposes and Reasons for the Merger; Recommendations of the Special Committee and the Board."


FAIRNESS OPINION

         Commerce Capital Markets delivered an opinion to the Special Committee and our Board of Directors, dated as of February 20, 2003, that, based upon the assumptions made, matters considered and limits of the review undertaken (as described in such opinion), the consideration to be received by our Public Shareholders as a result of the merger is fair from a financial point of view to such shareholders. A copy of Commerce Capital Markets' opinion is attached to this Proxy Statement as Annex B and should be read in its entirety. See "Special Factors -- Opinion of Commerce Capital Markets."

POSITION OF REDWOOD AND THE AFFILIATED SHAREHOLDERS REGARDING THE FAIRNESS AND PURPOSES OF THE MERGER

         Redwood and the Affiliated Shareholders believe the merger is fair to the Public Shareholders for the reasons that the Special Committee and the Board concluded that the merger is fair. Redwood's and the Affiliated Shareholders' purpose for engaging in the merger transaction is their belief that it will be advantageous for the business of Marlton to beconducted as a privately-owned company because it will have a greater ability to pursue growth opportunities and improve business without the constraints and distractions associated with being a public company, it will not incur the costs associated with being a public company (including the costs associated with disclosure obligations under the securities laws), it will have a greater ability to obtain debt financing for its business and growth through the use or pledging of personal assets of

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
one or more of the Affiliated Shareholders and its sensitive business and financial information will no longer be subject to review by its competitors. See "Special Factors -- Position of Redwood and the Affiliated Shareholders Regarding the Fairness of the Merger; Redwood's and the Affiliated Shareholders' Purpose and Reasons for the Merger."


THE SPECIAL MEETING OF SHAREHOLDERS

         Place, Date and Time.  The special meeting of our shareholders will be
held on [        ], 2003, at [          ] A.M., Eastern Time, at the offices of
Stradley, Ronon, Stevens & Young, LLP, 2600 One Commerce Square, 26th Floor, Philadelphia, Pennsylvania 19103.

         What Vote is Required for Adoption of the Merger Agreement. Under the BCL, at a meeting at which a quorum is present, the affirmative vote of a majority of the votes cast by our shareholders entitled to vote thereon is required to adopt the merger agreement. The Affiliated Shareholders have indicated that they intend to vote their 6,481,340 shares of our common stock (including the 18,418 shares held in our 401(k) plan), representing 50.5% of the total outstanding shares of our common stock, in favor of the adoption of the merger agreement. The presence in person or by proxy of holders of 6,422,548, or at least 50% of the outstanding shares of common stock of Marlton, will constitute a quorum at the special meeting for a shareholder vote on the adoption of the merger agreement. Each share of common stock entitles the holder thereof to one vote on the adoption of the merger agreement. Proxies submitted that contain abstentions will be deemed present at the special meeting only for determining the presence of a quorum. An abstention with respect to the vote on the adoption of the merger agreement will have the effect of a vote against the adoption of the merger agreement. Broker non-votes will not be counted for the purposes of determining the presence of a quorum and will have no effect with respect to the vote on the adoption of the merger agreement.

         The board of directors and shareholders of Redwood have approved and adopted the merger agreement.

         Who Can Vote at the Special Meeting. At the special meeting you can vote all of the shares of common stock that you owned of record as of the close of business on [ ], 2003, which is the record date for the special meeting. If you own shares that are registered in someone else's name (for example, a broker), you need to direct that person to vote those shares or obtain an authorization from them to vote the shares yourself at the special meeting. As of the record date, there were 12,845,096 shares of common stock outstanding.

         Solicitation of Proxies. We will bear the cost of preparing, assembling, printing, mailing and distributing the notice of special meeting, this Proxy Statement and proxies. We also will reimburse brokers, banks and other custodians, nominees and fiduciaries, who are holders of record of our common stock, for their reasonable out-of-pocket expenses incurred in connection with forwarding proxy soliciting materials to the beneficial owners of our shares. Proxies may be solicited without extra compensation by our directors, officers and employees by personal interview, telephone, telegram, cablegram, facsimile or other means of communication. We may also retain the services of an independent solicitor to aid in the solicitation of proxies for a fee (not anticipated to exceed $20,000), plus out-of-pocket costs and expenses.

         Procedure for Voting. Only holders of record of our common stock on the record date will be entitled to vote at the special meeting and any adjournments or postponements of that meeting. Please return the proxy as soon as possible so that your vote will be recorded. Even if you return your proxy card, you may still attend the special meeting and vote your common stock in person. You may revoke your proxy at any time before it is voted by submitting a written revocation or a proxy bearing a later date to our Corporate Secretary, or by attending and voting in person at the special meeting. If your stock is held by a broker, bank or other entity in "street name," you must follow the procedures required by the holder of record to revoke the proxy. You should contact the holder of record directly for more information on these procedures.

DISSENTERS RIGHTS

         The BCL does not provide you with dissenters rights in the merger.

WHEN WILL THE MERGER BE COMPLETED

         We and Redwood are working to complete the merger and anticipate completing it immediately following the special meeting.

CONDITIONS TO COMPLETING THE MERGER

         The completion of the merger depends on a number of conditions being satisfied or waived, including the following:

o the affirmative vote of a majority of the votes cast by our shareholders entitled to vote thereon at a meeting at which a quorum is present shall adopt the merger agreement; and

o there shall not have occurred since the filing of our Form 10-Q for the quarter ended September 30, 2002, a material adverse effect, as defined in the merger agreement.

See "The Merger Agreement -- Conditions to the Merger."


FINANCING THE MERGER

         Messrs. Harrow, Tarte and Sparks intend, prior to the completion of the merger, to contribute an aggregate of approximately $1.91 million to Redwood to fund the purchase of the shares of our common stock from our Public Shareholders. See "Special Factors - Financing of the Merger".

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS

         In considering the recommendation of the Board, you should be aware that the Affiliated Shareholders and our executive officers and directors have relationships or interests in the merger that are different from the interests of our other shareholders and that may present actual, potential or perceived conflicts of interest. The Special Committee and Board were aware of these matters and considered them in evaluating the proposed merger. See "Special Factors -- Interests of Certain Persons in the Merger that Differ From Your Interests."

         Directors and Officers of the Surviving Corporation. Following consummation of the merger, all of our current directors will continue to serve in similar capacities with Redwood, the surviving corporation. The executive officers of Redwood at the effective time, some of whom are our executive officers, will continue to serve in similar capacities with Redwood following the merger.

THE MERGER

         Procedure for Receiving the Merger Consideration. Redwood and we have retained American Stock Transfer & Trust Co., our transfer agent, to act as paying agent to exchange certificates representing the shares of our common stock entitled to the cash merger consideration following completion of the merger. Immediately prior to completing the merger, Redwood will deposit the aggregate merger consideration payable to our Public Shareholders with American Stock Transfer, and thereafter American Stock Transfer will pay the merger consideration to our Public Shareholders in accordance with the exchange procedures. See "The Merger Agreement -- Merger Consideration; Exchange Procedure."

         Terminating the Merger Agreement. We and Redwood can mutually agree at any time (including after the special meeting of our shareholders) to terminate the merger agreement. Also, under certain circumstances, either Marlton, on the one hand, or Redwood on the other hand, can decide to terminate the merger agreement. If the termination of the merger agreement is due to our accepting a superior proposal (as defined in the merger agreement), then we shall pay Redwood's legal fees associated with the proposed merger in an amount not to exceed $150,000. Either party can terminate the merger agreement if the merger has not been consummated on or before July 15, 2003. See "The Merger Agreement -- Termination."

         Accounting Treatment. For accounting and financial reporting purposes, the merger will be accounted for as a purchase.

NO SOLICITATION OF ACQUISITION PROPOSALS

         We have agreed in the merger agreement not to encourage, solicit, participate in or initiate any action designed to facilitate a third party in entering into a business combination with us. However, if a third party makes an unsolicited acquisition proposal, our Board or the Special Committee may, subject to specified conditions, respond to and negotiate with the third party. See "The Merger Agreement -- No Solicitation of Offers; Notice of Proposals from Third Parties."

REGULATORY FILINGS AND APPROVALS

         We do not believe that any material federal or state regulatory approvals, filings or notices are required by us in connection with the merger, except for the filing of this Proxy Statement and a Schedule 13E-3 Transaction Statement with the Securities and Exchange Commission (the "SEC") and the filing of the articles of merger with the Department of State of the Commonwealth of Pennsylvania.


QUESTIONS

         If you have any questions about the merger or if you need additional copies of the Proxy Statement or the enclosed proxy card, you should contact our Corporate Secretary, Alan I. Goldberg, at (215) 676-6900.

            CERTAIN QUESTIONS AND ANSWERS ABOUT VOTING AND THE MERGER

Q: Why am I receiving these materials?

A: Our Board of Directors is providing these proxy materials to give you information to determine how to vote in connection with a special meeting of
shareholders which will take place on [            ], 2003 at [              ]
A.M., Eastern Time.

Q: What should I do now?

A: Please vote. You are invited to attend the special meeting. However, you should mail your signed and dated proxy card in the enclosed envelope as soon as possible, so that your shares will be represented at the special meeting in case you are unable to attend. No postage is required if the proxy card is returned in the enclosed postage prepaid envelope and mailed in the United States.

Q: What does it mean if I receive more than one proxy or voting instruction card?

A: It means your shares are registered differently or are held in more than one account. Please provide voting instructions for each proxy card that you receive.

Q: How are Votes Counted?

A: You may vote "FOR", "AGAINST" or "ABSTAIN." If you "ABSTAIN", it has the same effect as a vote "AGAINST" adoption of the merger agreement. If you do not vote, that has no effect with respect to the adoption of the merger agreement. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendation of the Board of Directors "FOR" adoption of the merger agreement.

Q: What is the Board of Directors' recommendation?

A: The Board of Directors recommends that you vote your shares "FOR" the approval of the merger and the adoption of the merger agreement. Of our eight directors, three members voted in favor of this recommendation, four directors abstained from making this recommendation because of the interest (or perceived interest) that they may have in the completion of the merger and one director did not participate in the meeting at which such recommendation was approved.

Q: Should I send in my stock certificates now?

A: No. If the merger is completed, you will be sent written instructions that will explain how to exchange your certificates for $0.30 per share in cash. Please do not send in your certificates now or with your proxy. Hold your certificates until you receive further instructions.


                           FORWARD-LOOKING INFORMATION

         This Proxy Statement contains forward-looking statements, which are generally identified by words such as "may," "should," "seeks," "believes," "expects," "intends," "estimates," "projects," "strategy" and similar expressions or the negatives of those words. Those statements appear in a number of places in this Proxy Statement and include statements regarding the intent, belief, expectation, strategies or projections of our directors, management, or the management of Redwood or others at that time. Certain statements in this Proxy Statement are not historical facts or information and certain other statements in this Proxy Statement are forward-looking statements that involve risks and uncertainties.

         Some of the factors which could cause our actual results to differ materially from those that might otherwise be anticipated include, but are not limited to: our ability to continue to identify and enter new markets, execute and manage acquisitions and expand existing business; the actions and approvals of third parties; continued availability of financing to provide additional sources of funding for capital expenditures, working capital and investments; the effects of competition on products and pricing; growth and acceptance of new product lines through our sales and marketing programs; changes in material and labor prices from suppliers; changes in customers' financial condition; our ability to attract and retain competent employees; our ability to add and retain customers; changes in sales mix; our ability to integrate and upgrade technology; uncertainties regarding accidents or litigation which may arise; the financial impact of facilities consolidations; our ability to generate sufficient pre-tax income to utilize deferred income tax assets; the impact from the events of September 11, 2001 on business travel, trade show attendance and related spending; and the effects of, and changes in, the economy, monetary and fiscal policies, laws and regulations, inflation and monetary fluctuations as well as fluctuations in interest rates, both on a national and international basis.


                                 SPECIAL FACTORS

BACKGROUND OF THE TRANSACTION

         On November 20, 2001, Messrs. Harrow, Tarte, Ginsburg and Goldberg collectively purchased from us for $2,650,000: (a) 5,300,000 shares of our common stock, and (b) warrants to purchase 5,300,000 shares, subject to adjustment, of our common stock exercisable at a price of $0.50 per share. This transaction (the "Investment Transaction") was approved by a special committee of our Board and approved by our shareholders. In connection with this Investment Transaction, (i) we increased the number of members of our Board of Directors from five to seven, (ii) two members of our Board resigned, (iii) Jeffrey K. Harrow, Scott J. Tarte, A.J. Agarwal and Richard Vague were appointed to serve on our Board, (iv) we entered into employment agreements with Messrs. Harrow and Tarte pursuant to which they agreed to serve as Chairman of the Board and Vice-Chairman of the Board, respectively, and (iv) we and Messrs. Tarte, Harrow and Ginsburg entered into a Stockholders' Agreement. Pursuant to the Stockholders' Agreement, with specified exceptions:

o Messrs. Tarte and Harrow have the right to designate that number of individuals as nominees (which nominees include Tarte and Harrow) for election as directors as shall represent a majority of our Board (and, in connection with our last annual meeting of shareholders, they designated Messrs. Goodman and Agarwal to serve as directors),

o Messrs. Tarte, Harrow and Ginsburg will vote their shares of our common stock in favor of themselves and the designees of Messrs. Tarte and Harrow for election as directors,

o without the prior written consent of Mr. Ginsburg, for a period of seven years following the effective date of the Stockholders' Agreement, Messrs. Tarte and Harrow will not vote any of their shares of our common stock in favor of (x) a merger involving us,
              (y) the sale of substantially all of our assets, or (z) the sale of all the shares of our common stock, in any transaction in which the shares of our common stock are valued at less than $2.00 per share (the "Limitation"),

o Messrs. Tarte, Harrow and Ginsburg will recommend to our Board that it elect Mr. Harrow as our Chairman of the Board, Mr. Ginsburg, as our President and Chief Executive Officer, and Mr. Tarte, as our Vice Chairman of the Board and as the Chief Executive Officer of each of our subsidiaries, and

o Messrs. Tarte, Harrow and Ginsburg shall have a right of first refusal with respect to one another in connection with any sale of shares of our common stock held by them.


         Mr. Ginsburg has waived the Limitation and has permitted Messrs. Tarte and Harrow to vote their shares of common stock in favor of the merger.

         Messrs. Ginsburg and Goldberg were parties to stock option agreements with us (the "Option Agreements"), pursuant to which they were granted incentive and non-qualified stock options to purchase 623,369 and 591,341 shares of our common stock, respectively, at exercise prices of $1.60 to $4.88 per share (the "Option Prices"). The Option Agreements provided that the Option Prices would be reduced if our Board approved a transaction in which shares of our common stock were subsequently issued to officers or directors at a price lower than the Option Prices. In that event, the Option Prices would be reduced to the purchase price of such newly issued shares. The completion of the Investment Transaction would have triggered this adjustment to the Option Price. Because a reduction in the exercise price payable under the existing Option Agreements could result in adverse accounting treatment for Marlton, we requested that Messrs. Ginsburg and Goldberg cancel all the existing Option Agreements immediately prior to consummation of the Investment Transaction and, in exchange therefor, we agreed to issue new options to them at least six months after the cancellation of the Option Agreements. In accordance with this agreement, on June 3, 2003 we issued to Messrs. Ginsburg and Goldberg options to acquire 630,021 shares and 596,221 shares, respectively, at an exercise price of $0.50 per share.

         In late November through early December 2001, Messrs. Harrow, Tarte, Ginsburg and Goldberg filed Schedule 13D's (or amended previously filed Schedule 13D's) reflecting the Investment Transaction.

         At a meeting of our Board of Directors on October 23, 2002, Messrs. Harrow, Tarte, Ginsburg and Goldberg, who then collectively owned approximately 42% of our outstanding common stock, advised our Board orally and by letter of their offer (the oral offer and the letter collectively referred to as the "Offer"), which was not subject to any financing contingency, to purchase all of our outstanding common stock not already owned by them for $0.25 per share in cash, which they believed to be representative of the fair value of the shares in view of the uncertainties we faced (as described below) and other future uncertainties. The Offer noted that (i) we were facing significant challenges as a result of the deterioration of general economic conditions, (ii) the travel and tradeshow industries in which we compete remained drastically depressed,
(iii) customers for our services were strictly controlling their expenses and
(iv) many of our competitors had closed facilities, ceased operations or filed for bankruptcy protection. The Offer described the steps that management had taken to address these challenges and noted that, notwithstanding these steps, we, during the first six months of 2002, only operated at a break-even basis (excluding certain write-downs and accounting changes) and that losses were anticipated for the last six months of 2002. It was further noted that our sales for the six months ended June 30, 2002 had decreased by 12.6% from the same period in 2001 and that such sales were 30.4% less than the corresponding period in 2000. The Offer indicated that the expenses of remaining public could not be justified in light of our size, and that such expenses would only continue to increase, especially in light of the passage of the Sarbanes-Oxley Act of 2002, that quarterly reporting was hurting us competitively, and that there were practically no benefits in our industry, in light of our size, to being a public company. It was further noted that we had been orally advised by our principal lender that if we did not remain in compliance with our bank covenants, our principal shareholders would be required to provide cash or other security to secure such lender, and these shareholders advised us in the letter that they were not willing to guaranty our obligations personally. The Offer was not specific as to the form of the proposed transaction and indicated the willingness of the Initial Affiliated Shareholders to work expeditiously to complete the proposed transaction.

         Our Board of Directors, in response to this proposal, in light of potential conflicts of interest and to ensure that the interests of the public shareholders were appropriately represented, appointed a Special Committee of our Board consisting of A.J. Agarwal, Washburn Oberwager and Richard Vague. None of the members of the Special Committee is currently an employee of, or consultant to, any of the parties in the merger, and none of these members has any interest in the proposed merger, except through their beneficial ownership of shares of our common stock (including their rights to acquire common stock upon exercise of options, which options survive the merger and represent the right to acquire Redwood common stock), and that they would serve as directors of Redwood following the merger. The Board empowered this committee (i) to consider and evaluate the proposal and to retain professional advisors to assist in this process; (ii) to assess whether it would be in the best interests of the public shareholders to pursue the transactions contemplated by the proposal and make recommendations to the Board with respect thereto; and (iii) to enter into and conduct discussions and negotiations concerning the proposal.

         After interviewing several law firms and investment banks and consideration of relevant factors, including the advisors' (i) experience and knowledge, in the case of Commerce Capital Markets, of Marlton's industry and the markets in which it competes, (ii) experience with transactions of the type contemplated, (iii) the absence of any current business relationships between these advisors and any of the Initial Affiliated Shareholders and the limited, if any, prior business relationships between such advisors and any of the Initial Affiliated Shareholders and (iv) the structure and amount of compensation to be paid to these advisors, the Special Committee selected Commerce Capital Markets to provide a fairness opinion, and Stradley, Ronon, Stevens & Young, LLP to act as its legal advisors, and instructed them to begin a review of Marlton and the Offer .

         On November 26, 2002, we issued a press release regarding the offer by the Initial Affiliated Shareholders to acquire Marlton and they filed amendments to their respective Schedule 13D's with the SEC, disclosing the proposal.

         From November of 2002 into February 2003 the Special Committee, its counsel and Commerce Capital Markets conducted extensive due diligence regarding Marlton.

         The Special Committee had several meetings with its counsel and Commerce Capital Markets from December 2002 into February 2003 to discuss various aspects of the proposal from the Initial Affiliated Shareholders, including methods of valuing us, the price offered in the proposal, our business and prospects, the market price for our common stock and the limited amount of trading in our shares and market factors bearing on the industry in which we compete.

         After reviewing a preliminary analysis from Commerce Capital Markets, the Special Committee undertook to negotiate an increased price for the Marlton shares owned by the Public Shareholders. As a result of these negotiations, in February 2003, the Initial Affiliated Shareholders increased the price in their proposal from $0.25 to $0.30 per share.

         The Special Committee and its counsel also reviewed and commented upon successive drafts of a merger agreement presented to it by counsel to the Affiliated Shareholders and reached agreement with counsel on the terms of a definitive merger agreement to be submitted to the Board of Directors and ultimately to our shareholders for approval.

         On February 20, 2003, the Special Committee met with its counsel and Commerce Capital Markets. At that meeting, Commerce Capital Markets presented its fairness opinion and concluded that the purchase price of $0.30 per share was fair, from a financial point of view, to the Public Shareholders. The meeting concluded with the Special Committee deciding to recommend to the Board that the proposed transaction with Redwood be approved.

         Upon the conclusion of the meeting of the Special Committee, our Board held a meeting to consider the proposal. At that meeting, our Board, together with the advisors for the Special Committee, reviewed the background of the proposed merger, the positive and negative consequences of the merger to our shareholders, financial and valuation analyses of the transaction, and the terms of the merger agreement and related documents. During that meeting, Commerce Capital Markets delivered its fairness opinion to our Board, based on matters presented to our Board and as set forth in its opinion, stating that the consideration to be received by our Public Shareholders pursuant to the merger agreement was fair to such holders from a financial point of view. After the presentation and opinion of Commerce Capital Markets, and based on the recommendation of the Special Committee, our Board:

o concluded that the terms and provisions of the merger agreement, including the merger consideration of $0.30 in cash per share, to the Public Shareholders were fair to our Public Shareholders;

o        approved the merger agreement and the merger contemplated thereby;

o        authorized our officers to execute the merger agreement on our behalf;

o approved a recommendation that our shareholders vote in favor of the approval of that merger agreement;

o authorized the call of a special meeting of our shareholders to consider and vote upon the merger agreement; and

o authorized the filing of proxy materials with the Securities and Exchange Commission relating to the proposed merger to be distributed to our shareholders in connection with the special meeting.

         Four directors (i.e. Messrs. Harrow, Tarte, Ginsburg and Goldberg) abstained from voting on the merger, the adoption of the merger agreement and the recommendation to the Public Shareholders because of their interests in the merger and one director (i.e. Mr. Goodman) did not participate in this meeting.

         Following the Board meeting, our and Redwood's representatives signed the merger agreement and we issued a press release on February 21, 2003 announcing the proposed merger.

OUR PURPOSES AND REASONS FOR THE MERGER; RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD.

         The Special Committee and the Board determined that it was an appropriate time to enter into the merger based on their knowledge of the industry in which we compete and their belief that the trading price of our common stock for the foreseeable future would be less than the value that could be obtained through the merger.

         The Special Committee, in determining to recommend to the Board that it authorize us to enter into the merger agreement, and the Board, in determining that the terms of the merger were fair to our Public Shareholders, and in determining to recommend to our Public Shareholders that they approve the merger and adopt the merger agreement, considered certain factors, including, but not limited to, the following:

(i) a review by the Special Committee and its advisors of our historic and current financial performance, business strategy, prospects and the risks inherent in achieving those prospects, our competitive position in our industry and general economic and stock market conditions, and ultimately concluding that in light thereof, the $0.30 per share merger consideration was fair to the Public Shareholders;

(ii) our borrowing capacity which has been reduced over the past several years by our principal lender and the possibility of further reductions in the near term if we do not operate profitably and the likelihood that our lender may require personal guarantees or pledges of assets by one or more of our principal officers and shareholders (who happen to be members of the Initial Affiliated Shareholders) to continue to provide financing to us;

(iii) the limited benefits of being a public company inasmuch as our small size, absence of institutional ownership and absence of any analyst following our common stock, limits our access to the capital markets and lessens the prospects of stock price appreciation;

(iv) the significant burdens of being a public company, including the financial and non-financial costs of complying with public company reporting obligations and our competitors' ability to compete more effectively against us based on information we make publicly available;

(v) the limited trading volume in our common stock (e.g. between July 1, 2002 and December 31, 2002, the daily trading volume of our common stock on the American Stock Exchange exceeded 10,000 shares on only seven days, and our average daily trading volume during such period was approximately 2,000 shares) as a result of which any effort by a shareholder to dispose of a significant number of shares could adversely affect the market price of our common stock;

(vi) the belief by the Special Committee that $0.30 per share was the highest price that Redwood would agree to pay or that could be obtained from any other source reasonably capable of consummating a transaction, basing its belief on a number of factors, including: (a) that the Special Committee, had negotiated a $0.05 (or 20%) increase in the merger consideration over the initial offer by the Initial Affiliated Shareholders; (b) no other person made a credible offer to acquire Marlton in the almost three months following the November 26, 2002 press release announcing the offer to acquire us; and (c) the fact that a number of other companies in our industry had failed or reduced their business activity;

(vii) the merger consideration to be received by our Public Shareholders, represents a premium of 57.9% over the $0.19 per share closing price on October 22, 2002, the last full trading day before the Initial Affiliated Shareholders made their proposal to acquire Marlton and a premium of 50% over the closing price on November 25, 2002, the last full trading day before the offer to acquire was publicly released, and the Public Shareholders would not have to pay a brokerage commission to receive this consideration;

(viii) the merger agreement provides a flexible non-solicitation provision which allows us, under specified circumstances, to explore and discuss unsolicited acquisition proposals made and which could result in the termination of the merger agreement if we were to receive a superior proposal;

(ix) the merger agreement does not contain any unusual requirements or conditions to the merger, the consideration to be paid in the merger is all cash, Redwood has represented that it will have the financial resources to complete the merger expeditiously and Messrs. Harrow and Tarte have demonstrated their financial capabilities in effecting the Investment Transaction in November 2001;

(x) the opinion of Commerce Capital Markets as to the fairness, from a financial point of view, of the merger consideration to be received by the Public Shareholders, as set forth in the Commerce Capital Markets' opinion and the analyses presented to the Special Committee and the Board of Directors; and .

(xi) the fact that we have not paid cash dividends on our common stock and it was unlikely that we would pay such dividends in the future.

         Each of the foregoing factors supported the decision of Marlton's Special Committee and Board of Directors. The Special Committee and Board of Directors viewed all of the foregoing factors as important in reaching their conclusion. The Board adopted the analyses and conclusions of the Special Committee in determining that the terms of the merger agreement were fair to the Public Shareholders, and in determining to recommend to the Public Shareholders that they approve the merger and adopt the merger agreement. You should note, however, that, in view of the actual or perceived conflicts of interest associated with the offer by the Affiliated Shareholders and the merger proposal involving Redwood, four members of our Board of Directors (i.e. the Initial Affiliated Shareholders) abstained in all votes relating to the approval of the merger, adoption of the merger agreement, making a recommendation on the merger to the Public Shareholders, calling a special meeting of shareholders of Marlton and approving these proxy materials. One of our directors (i.e. Mr. Goodman) did not participate in the meeting.

         The Special Committee and the Board also considered the following potentially negative factors in their deliberations concerning the merger:

(i) following the merger, the Public Shareholders will cease to participate in any future earnings growth or increase in value, if any, of the surviving corporation, including growth or increase in value that results from acquisitions, if any, the surviving corporation may complete;

(ii) the receipt of the cash merger consideration would be a taxable event to the Public Shareholders; and

(iii) the actual or potential conflicts of interest or the relationships that our executive officers, directors and Affiliated Shareholders have in connection with the merger. See "Special Factors -- Interest of Certain Persons in the Merger that Differ From Your Interests".

         The Special Committee and Board of Directors viewed, except as otherwise indicated, all of the foregoing factors as important in reaching their conclusion. In light of the number and variety of factors the Special Committee and Board considered in connection with their evaluation of the merger, neither the Special Committee nor the Board found it practicable to assign relative weights to the foregoing factors, and, accordingly, neither did so. Rather, the Special Committee and the Board based their recommendations on the totality of the information presented to and considered by them, except that particular consideration was placed on the opinion of Commerce Capital Markets that the merger consideration of $0.30 per share in cash was fair, from a financial point of view, to the Public Shareholders, as set forth in the opinion.

                Although the per share merger consideration ($0.30) to be received by our Public Shareholders is less than our net tangible book value per share ($0.52) as of September 30, 2002, the Special Committee and the Board did not believe that this was an accurate measure of our value as a going concern.

The net tangible book value per share approach attempts to derive a value for us by determining the book value of the individual tangible assets and liabilities carried on our balance sheet. This approach is imprecise in its analysis: it ignores factors that a purchaser of a going concern would consider, such as the interrelationship among assets, liabilities, past financial performance, liquidity, borrowing capacity, cash flows, customer relations, market presence, market and other economic factors, including competition, image and our reputation. The Special Committee and the Board did not believe that liquidation value was an accurate measure of our value. The liquidation value approach would consider the significant devaluation that would occur if our operations would be broken into parts and sold. A liquidation would most likely result in net proceeds less than $.30 per share. Therefore, analyses of net tangible book value and liquidation value were not deemed relevant by the Special Committee and the Board and were not used to determine whether the merger consideration was fair.

         The Special Committee and the Board also considered the price paid for our securities by the Initial Affiliated Shareholders in the November 2001 Investment Transaction and that, in connection with the Investment Transaction, we had received the opinion of Gruntal & Co., LLC that the consideration to be received by us in such transaction was fair from a financial point of view to our shareholders. The Special Committee and Board did not believe that the Investment Transaction was an accurate measure of our current value. The terms of the Investment Transaction had been negotiated and the Gruntal opinion had been rendered prior to the terrorist attacks of September 11, 2001. Since that time, general economic conditions, our operating results and our prospects have deteriorated, and the risks associated with continuing our business have increased.

         The Special Committee and the Board considered our going concern value, as reflected in the various valuation analyses in this Proxy Statement. See "Opinion Of Commerce Capital Markets." Specifically, Commerce Capital Markets compared our operating performance and capitalization with corresponding data and ratios for certain publicly traded companies deemed most closely comparable to us and with publicly available information for mergers and acquisitions involving comparably sized companies. Commerce Capital Markets, after consultation with Marlton's accounting staff, also performed a discounted cash flow analysis to determine a valuation range for Marlton. The Special Committee and the Board viewed as favorable to its determination that the $0.30 price was within the range yielded by the calculations based on discounted cash flow analysis.

         The Board believes that the merger is procedurally fair because:

o the Special Committee, after careful review of the facts and circumstances relating to the merger, and after hearing the presentation of Commerce Capital Markets regarding the fairness of the transaction to the Public Shareholders, unanimously recommended to the Board that it authorize us to enter into the merger agreement;

o the Special Committee was composed of three directors, none of whom is currently employed by, or a consultant to, Redwood or the Affiliated Shareholders and none of whom has any interest in the proposed merger, except through his beneficial ownership of our common stock (including options to acquire our common stock which will represent the right to acquire Redwood common stock following the merger) and except that, following the merger, each would serve as a director of Redwood;

o the Special Committee retained Commerce Capital Markets to advise it in evaluating the fairness of the terms of the merger (including, without limitation, the merger consideration);

o Commerce Capital Markets delivered its opinion that the merger consideration was fair, from a financial point of view, to the Public Shareholders;

o the Special Committee retained separate, independent counsel to perform due diligence for it regarding Marlton and to advise it regarding the merger proposal, the requirements of law pertaining to its fiduciary duties as a special committee, the terms of the merger agreement and the procedures to be followed in carrying out its responsibilities;

o             the Board adopted the analyses and conclusions of the Special
              Committee; and

o the transaction was evaluated and negotiated over a four month period.

         The foregoing discussion of the factors considered by the Special Committee and the Board is not meant to be exhaustive, but includes all material factors considered by the Special Committee and the Board to support their respective recommendations.

         OUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO OUR PUBLIC SHAREHOLDERS. THE BOARD HAS ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AND ADOPTION OF THE MERGER AGREEMENT.

POSITION OF REDWOOD AND THE AFFILIATED SHAREHOLDERS REGARDING THE FAIRNESS OF THE MERGER; REDWOOD'S AND THE AFFILIATED SHAREHOLDERS' PURPOSE AND REASONS FOR THE MERGER

         SEC rules require Redwood and the Affiliated Shareholders to express their beliefs as to the substantive and procedural fairness of the merger to the Public Shareholders. Redwood and the Affiliated Shareholders believe that the merger is substantively and procedurally fair to the Public Shareholders for the same reasons that the Special Committee and the Board concluded that the merger was fair to the Public Shareholders.

         In reaching this conclusion, neither Redwood nor the Affiliated Shareholders assigned any particular weight to any specific factor (though they considered all of the factors considered by the Special Committee and our Board) other than that particular consideration was given to the opinion of Commerce Capital Markets that the merger consideration was fair, from a financial point of view, to our Public Shareholders. In evaluating the fairness of the merger, Redwood and the Affiliated Shareholders also considered Marlton's net tangible book value, liquidation value and the price paid for Marlton securities in the

Investment Transaction and concluded that such factors were not an accurate measure of Marlton's value as a going concern for the same reasons as the Special Committee and the Board reached such conclusion.

         Redwood's and the Affiliated Shareholders' purpose for engaging in the merger transaction is their belief that it will be advantageous for Marlton's business to be conducted as a privately-owned company because it will have greater ability to pursue growth opportunities (including potential acquisitions which management pursues on an ongoing basis) and improve business without the constraints and distractions associated with being a public company; it will not incur the costs associated with being a public company (the resulting savings are expected to total approximately $200,000 to $275,000 per year); sensitive business and financial information will no longer be subject to review by Marlton's competitors; and the surviving corporation will have greater ability to obtain debt financing for its business through the use or pledging of personal assets of one or more of the Affiliated Shareholders. Redwood and the Affiliated Shareholders are engaging in the merger at this time in order to acquire control of Marlton's business as a private company and to utilize Redwood's and the Affiliated Shareholders' resources to enhance Marlton's operations. Redwood and the Affiliated Shareholders believe that, as a private company, the surviving corporation will be better positioned to implement its long-term business strategies, thus providing value to the Affiliated Shareholders over time if successful.

         The transaction was structured as a merger to facilitate completion of the acquisition in an efficient manner.

OPINION OF COMMERCE CAPITAL MARKETS

         Commerce Capital Markets is a nationally recognized investment banking and advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate purposes. Pursuant to an engagement letter dated November 21, 2002, the Special Committee retained Commerce Capital Markets to render to the Special Committee an opinion as to the fairness, from a financial point of view, of the consideration to be received in the merger by the Public Shareholders.

         At the meeting of the Special Committee on February 20, 2003, Commerce Capital Markets delivered its written opinion that, as of that date and based on and subject to the assumptions, factors, and limitations presented in the opinion and described below, the $0.30 per share to be paid to our Public Shareholders in the merger was fair, from a financial point of view, to our Public Shareholders. A copy of Commerce Capital Markets' written opinion is included as Annex B to this Proxy Statement and is incorporated into this Proxy Statement by reference. You are urged to read the opinion carefully in its entirety.

         While Commerce Capital Markets rendered its opinion and provided certain financial analyses outlined below, the opinion of Commerce Capital Markets was among many factors taken into consideration by the Special Committee in making its recommendation to the Board that the Board authorize us to enter into the merger agreement, and it was among many factors taken into consideration by the Board in determining that the terms of the merger agreement were fair to our Public Shareholders and in determining to recommend to our Public Shareholders that they adopt the merger agreement. The Special Committee did not request that Commerce Capital Markets determine, and Commerce Capital Markets did not determine, the amount of consideration to be paid in the merger. You should also consider the following when reading the discussion of the opinion of our financial advisor in the Proxy Statement:

o Commerce Capital Markets' written opinion, which was delivered for use and consideration by the Special Committee and the Board of Directors, is directed only to the fairness, from a financial point of view, of the consideration to be received by our Public Shareholders;

o Commerce Capital Markets' written opinion does not address the value of our common stock;

o Commerce Capital Markets' written opinion does not address our underlying business decision to proceed with or effect the merger and the transactions contemplated thereby; and

o Commerce Capital Markets' written opinion does not constitute a recommendation to any of our shareholders as to how a shareholder should vote with respect to the merger, the merger agreement, or any related matter.

         In preparing its opinion, Commerce Capital Markets assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by it. Prior to delivering such information to Commerce Capital Markets, neither the Board nor the Special Committee reviewed such information to confirm its accuracy. However, the Special Committee and the Board believe that Commerce Capital Markets' reliance on such materials was reasonable. Commerce Capital Markets did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of our assets or liabilities, nor was it furnished with any such independent evaluation or appraisal. In addition, Commerce Capital Markets has not assumed any obligation to conduct, nor did it conduct, any physical inspection of our properties or facilities. Commerce Capital Markets' opinion is necessarily based upon market, economic and other conditions as they exist and could be evaluated, and on the information made available to Commerce Capital Markets as of the date of the opinion and speaks to no other period.

         The preparation of an opinion as to the fairness of the merger consideration, from a financial point of view, involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances; therefore, the opinion is not easily summarized. Furthermore, in arriving at its opinion, Commerce Capital Markets did not attribute any particular weight to the analysis of factors considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Commerce Capital Markets believes that its analyses must be considered as a whole and that considering any portions of its analyses or any of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the fairness opinion. In its analysis, Commerce Capital Markets made many assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates. Additionally, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty.

         In delivering its opinion on February 20, 2003 Commerce Capital Markets prepared and delivered to the Special Committee written materials containing various analyses and other information material to the opinion. The following is a summary of those analyses. The summary includes information in a tabular format. In order to understand fully the financial analyses used by Commerce Capital Markets, these tables must be read together with the textual summary of each analysis. The tables alone do not constitute a complete summary of the analyses. The order in which the analyses are presented below should not be taken as any indication of the relative weight given to the analyses by Commerce Capital Markets in rendering its opinion.

OUR COMMON STOCK. Commerce Capital Markets reviewed the stock trading history of our common stock. Commerce Capital Markets presented the following data for our common stock:


Closing stock price as of February 18, 2003:                            $0.19
Highest trading price:                                                  $7.75 on October 9, 1997
Lowest trading price:                                                   $0.12 on October 23, 2002
52 week average price as of February 18, 2003:                          $0.36
52 week average daily trading volume as of February 18, 2003:           3,433 shares

Aggregate shares traded February 18, 1998 - February 18, 2003:

Price Range                    Volume
-----------                  ---------
<=$0.50                      1,233,700
$0.51-$1.00                    678,400
$1.01-$1.50                    316,200
$1.51-$2.00                    478,600
$2.01-$2.50                    637,200
$2.51-$3.00                    617,500
$3.01-$3.50                    767,100
$3.51-$4.00                    812,300
$4.01-$4.50                    529,300
$4.51-$5.00                    431,700
$5.01-$5.50                     78,700
$5.51-$6.00                     91,500
$6.01-$6.50                    334,000
$6.51-$7.00                    338,500
>=$7.00                         58,900

PREMIUMS PAID ANALYSIS. Commerce Capital Markets analyzed the implied premiums paid in selected transactions relative to public market pre-announcement trading prices for the following group:

o 82 selected transactions completed since January 1, 2001 in which the target was a public company, the target's principal industry was classified within the business services industry sector as defined by Securities Data Corporation, and the target's market capitalization was between $10 million and $200 million.

The premiums paid analysis measures the implied premium paid for a company's stock relative to the public market pre-announcement trading prices. Premiums are paid for companies primarily for the control value of a company, potential synergies with a new partners, and potential benefits from a change in capital structure. The range of premiums paid in selected transactions is compared to the premium to be paid in the merger, as calculated at various dates.

Commerce Capital Markets presented the following premium data associated with the applicable transaction groups relative to the public market pre-announcement trading prices at each of one day, one week and one month prior to announcement of such acquisition and compared those premiums to the implied premium to be paid in the merger, based on our common stock closing prices of: $0.20 on November 25, 2002, $0.19 on November 19, 2002, and $0.20 on October 25, 2002
(the deal was publicly announced on November 26, 2002).


                      Premiums Prior to Announcement
                      ------------------------------
                      One           One              One
                      Day           Week             Month
High                  143.75%       147.27%          264.08%
Low                   -78.00        -80.00           -81.67
Median                 33.33         39.52            49.25

                      Our Implied Equity Valuation Range
                      ----------------------------------
Our Stock Price        $ 0.20        $ 0.19           $ 0.20

High                   $ 0.49        $ 0.47           $ 0.73
Low                      0.04          0.04             0.04
Median                   0.27          0.30             0.27


The implied equity values for us shown above reflect that the $0.30 per share cash merger consideration is within the range of implied equity values in each of the categories presented above.

COMPARABLE COMPANY ANALYSIS. Using publicly available information, Commerce Capital Markets compared our operating performance and capitalization with corresponding data and ratios for certain publicly traded companies that Commerce Capital Markets deemed comparable to us. Commerce Capital Markets identified nine public companies comparable to us, but Commerce Capital Markets deemed the financial data for six of these companies was not meaningful for one or more of the following reasons: (i) the stock price was less than $1.00 per share, (ii) the company was under (or had just emerged from) bankruptcy protection, (iii) the market capitalization was greater than $1 billion, and/or
(iv) the company was not profitable and its financial results did not generate meaningful comparable data. Commerce Capital Markets noted that none of the companies it reviewed is identical in all respects to us and that, consequently, the analysis of these companies necessarily involves complex considerations and judgments concerning differences and other factors that affect the market values of these companies. Accordingly, Commerce Capital Markets selected the following three companies it deemed comparable to us:

Coactive Marketing Group, Inc.
Vari Lite International, Inc.
Westminster Capital, Inc.

Based on the comparable companies' share prices and shares outstanding as of February 18, 2003, historical financial information, and research analysts' consensus earnings per share estimates for these companies, Commerce Capital Markets calculated valuation multiples for the comparable companies equal to the quotient of their respective valuation data. Among the multiples calculated and reviewed were (i) the comparable companies' respective enterprise values, defined as market capitalization adjusted for debt and cash, as a multiple of their respective revenue, EBITDA (earnings before interest, taxes, depreciation and amortization), and (ii) the comparable companies' respective equity values as a multiple of their respective historical and future earnings per share. The historical financial information used in connection with these multiples was based on the latest reported twelve (12) month period ("LTM") as derived from publicly available information. The following table summarizes selected data reviewed as part of Commerce Capital Markets' analysis.

                  Enterprise Value                       Equity Value
                  -------------------------------------  ----------------------
                  LTM                LTM                 LTM
                  Revenue(1)         EBITDA(1)(2)        Net Income(3)
                  -------------------------------------------------------------
High                    0.6x                    4.3x           7.1x
Low                     0.3x                    3.2x           7.1x
Median                  0.4x                    3.7x           7.1x
                  Our Implied Equity Valuation Range
                  -------------------------------------------------------------
                  LTM                LTM                 LTM
                  Revenue            EBITDA              Net Income
                  -------------------------------------------------------------
High               $    36.6          $  1.5                   NM
Low                     16.5             0.2                   NM
Median                  26.3             0.8                   NM
(Per Share)
                  -------------------------------------------------------------
High               $    2.82          $ 0.11                   NM
Low                     1.27            0.01                   NM
Median                  2.02            0.06                   NM
               ----------------------------------------------------------------

      (1)Revenue and EBITDA multiples are enterprise value multiples. Implied equity values were calculated by subtracting net debt of $3.66 million from the implied enterprise values.
      (2)Our operating results have been adjusted to exclude $992,000 in one time charges.
      (3)Our net income was adjusted by $1.63 million to exclude one time charges, tax effected at 40%.

The implied equity values for us shown above reflect that the $0.30 per share cash merger consideration is within the range of implied equity values presented above for companies deemed comparable by Commerce Capital Markets.

COMPARABLE TRANSACTION ANALYSIS. Commerce Capital Markets reviewed publicly available information for eight transactions completed between January 1999 and January 2003 in the store fixtures and trade show design industries. The selected comparable transactions included:


              Target                                                    Acquirer
----------------------------------------------------------------------------------------------------------
Vari-Lite Products Manufacturing and Sales                         Genlyte Thomas Group
Sloane Group (Subsidiary of Princedale)                            Marmon Group
Miller Freeman, Inc.(Div of  United News & Media)                  VNU
Willey Brothers Inc                                                Brand Partners (Financial Perf. Corp)
Caribiner International (Communications Division)                  Jack Morton
OSF Inc                                                            Centre Partners Management
John Pring & Son (Bullough PLC)                                    Leggett & Plat
OSF Inc                                                            Royal Laser Tech


Commerce Capital Markets calculated valuation multiples for the target companies in the comparable transactions equal to the quotient of their respective valuation data. Among the multiples calculated and reviewed were the comparable companies' respective enterprise values as a multiple of their respective LTM Revenue, LTM EBITDA, and LTM Net Income. The historical financial information used in connection with these multiples was based on the LTM as derived from publicly available information. The following table summarizes selected data reviewed as part of Commerce Capital Markets' analysis.


                        Enterprise Value
                ---------------------------------------------------------
                LTM                LTM              LTM
                Revenue            EBITDA(1)        Net Income(2)(3)
                ---------------------------------------------------------
High                 0.9x               14.5x            43.8x
Low                  0.3x                 4.0x           12.9x
Median               0.4x                 8.1x           15.1x

                Our Implied Equity Valuation Range(4)
                ---------------------------------------------------------
                LTM                LTM              LTM
                Revenue            EBITDA           Net Income
                ---------------------------------------------------------
High             $ 59.2          $ 13.8                NM
Low                17.0             1.1                NM
Median             24.2             6.1                NM
(Per Share)
                ---------------------------------------------------------
High             $  4.56         $ 1.06                 NM
Low                 1.31           0.08                 NM
Median              1.86           0.47                 NM
                --------------------------------------------------------

(1) Our operating results have been adjusted to exclude $992,000 in one time charges
(2) Our net income has been adjusted to exclude $1.63 million in one time charges, tax effected at 40%
(3) Enterprise value to net income was used because equity value data was not publicly available
(4) Implied equity values were calculated by subtracting net debt of $3.66 million from the implied enterprise values.

The implied equity values shown for us above reflect that the $0.30 per share cash merger consideration is within the range of implied equity values presented above for transactions deemed comparable by Commerce Capital Markets.

DISCOUNTED CASH FLOW ANALYSIS. Commerce Capital Markets prepared a discounted cash flow analysis of the future unleveraged free cash flows our operations could be expected to generate using the projections for the fiscal years ended December 31, 2003 through December 31, 2007 prepared and provided by our management. Commerce Capital Markets assumed terminal value multiples ranging from 4.0x to 6.0x EBITDA in fiscal year 2007. The exit multiple range selected by Commerce Capital Markets was based on then current industry EBITDA multiples. The estimated future unleveraged cash flows and the terminal values were discounted to present values using a range of discount rates from between 24.39% and 28.39%. The discount rate range selected by Commerce Capital Markets was based on an estimate of the cost of equity for micro capitalization stocks, adjusted for considerations specific to our company to arrive at an estimated cost of assets. After subtracting the present value of payments due to debtholders and the present value of the "interest tax savings," Commerce Capital Markets' analysis produced implied equity value per share prices ranging from $0.18 to $0.39. Based upon a mid-point analysis using an EBITDA multiple of 5.0x and a midpoint discount rate of 26.39%, the implied equity value per share of our common stock was $0.28. Commerce Capital Markets noted that the cash merger consideration of $0.30 was within the indicated range of the discounted cash flow analysis.

SUMMARY

         Pursuant to the terms of the merger agreement, the Public Shareholders are to receive $0.30 for each share of common stock. Based on the above analyses, and other factors considered, and subject to the assumptions Commerce Capital Markets made and the limitations on its review, Commerce Capital Markets was of the opinion that, as of February 20, 2003, the $0.30 per share to be paid to the Public Shareholders in the merger was and is fair, from a financial point of view, to those shareholders.

         A copy of the written report presented by Commerce Capital Markets as to the fairness of the consideration to be received in the merger, as well as other information, is included as exhibits to a Rule 13e-3 Transaction Statement on Schedule 13E-3 filed by us, Redwood and the Affiliated Shareholders with the SEC. These materials may be obtained as described under "Available Information" on page [ ].

         Pursuant to the terms of the engagement between us and Commerce Capital Markets, in consideration for the financial advisory services and fairness opinion Commerce Capital Markets provided in connection with the transactions contemplated by the merger agreement, we have agreed to pay Commerce Capital Markets a fee of $75,000. To date, we have paid Commerce Capital Markets $50,000 and we will pay the remainder of the fee upon the earlier of the closing of the merger or May 31, 2003. In addition, we have agreed to reimburse Commerce Capital Markets for its reasonable out-of-pocket expenses (such expenses not to exceed $7,500 without our prior consent), and to indemnify Commerce Capital Markets and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Commerce Capital Markets or any of its affiliates, against certain liabilities and expenses or to contribute to payments any of them may be required to make, relating to or arising out of the services Commerce Capital Markets provided pursuant to this engagement.



INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS

         In considering the recommendation of the Board, you should be aware that certain of the Affiliated Shareholders and certain of our officers and directors have relationships or interests in the merger and the transactions contemplated thereby, including those referred to below, that are different from the interests of other shareholders and that may present actual or potential conflicts of interest. The Special Committee and Board were aware of these potential and actual conflicts of interest and considered them in evaluating the proposed merger.

         Stock Ownership in Marlton and Redwood. The following table sets forth information concerning the shares of our common stock beneficially owned as of [ ], 2003 by each of our executive officers (i.e. Messrs. Harrow, Tarte, Ginsburg, Goldberg and Rolf), our directors (i.e. Messrs. Agarwal, Goodman, Vague and Oberwager and all our executive officers other than Mr. Rolf), the Affiliated Shareholders (i.e. all of the persons identified in the table below other than Messrs. Agarwal, Goodman, Vague, Oberwager and Rolf) and the anticipated beneficial ownership of Redwood common stock by such persons following the merger. None of our executive officers, directors or Affiliated Shareholders will receive the consideration of $0.30 per share for their shares of our common stock other than Messrs. Goodman and Rolf, who will receive an aggregate of $5,730 and $300, respectively, in the merger, and except for the 18,418 shares held in our 401(k) plan for the benefit of certain of the Affiliated Shareholders which will be converted into merger consideration of approximately $5,525.

                                              Beneficial          Percentage          Beneficial          Percentage
Name of                                       Ownership in        Ownership in        Ownership in        Ownership in
Beneficial Owner                              Marlton             Marlton(1)          Redwood(17)         Redwood (17)

Jeffrey K. Harrow (2)                         4,030,734           27.1%               7,157,596              34.9%

Scott J. Tarte(3)                             4,000,000           26.9%               7,126,862              34.7%

Robert B. Ginsburg(4)(5)                      2,679,017           18.5%               3,563,431              17.4%

Alan I. Goldberg(5)(6)                        1,300,772            9.5%              1,296,221                6.3%

A.J. Agarwal (7)                                100,000              *                 100,000                 *

Jerome Goodman(8)                               119,100              *                 100,000                 *

Richard Vague(9)                                100,000              *                 100,000                 *

Washburn Oberwager(10)                          100,000              *                 100,000                 *

Stephen P. Rolf(11)                              61,000              *                  60,000                 *

Lombard Associates(12)                          703,926            5.5%                703,926                3.4%

Donald R. Sparks, Sr. (13)                      108,267              *                 232,702                1.1%

Fred Cohen(14)                                  119,213              *                 119,213                 *

Michael Tomkin(15)                               88,914              *                 256,902                1.3%

Seymour Hernes(16)                               63,672              *                  63,672                 *

All Affiliated Shareholders as a             13,094,575            67.3%            20,520,525(17)           100%(17)
group 9 persons).

______________________

* Less than 1%

      (1)Percent of class has been computed on the basis of the 12,845,096
         shares of our common stock outstanding as of [               ], 2003.

      (2)Includes an aggregate of 2,025,734 shares which Mr. Harrow may acquire upon the exercise of outstanding warrants and options. These options and warrants will be assumed by Redwood and will, following the merger, represent the right to acquire Redwood common stock. Excludes shares of common stock beneficially owned by the other Affiliated Shareholders. The shares beneficially owned in Redwood include 3,126,862 shares of Redwood to be acquired by Mr. Harrow immediately prior to the merger.

      (3)Includes an aggregate of 2,000,000 shares which Mr. Tarte may acquire upon the exercise of outstanding warrants and options. These options and warrants will be assumed by Redwood and will, following the merger, represent the right to acquire Redwood common stock. Excludes shares of common stock beneficially owned by the other Affiliated Shareholders. The shares beneficially owned in Redwood include 3,126,862 shares of Redwood to be acquired by Mr. Tarte immediately prior to the merger.

      (4)Includes an aggregate of 1,630,021 shares which Mr. Ginsburg may acquire upon the exercise of outstanding options and warrants. These options and warrants will be assumed by Redwood and will, following the merger, represent the right to acquire Redwood common stock. Mr. Ginsburg's beneficial ownership in Redwood shares includes options to be granted to him to acquire 889,047 shares of Redwood common stock. Excludes shares of common stock beneficially owned by the other Affiliated Shareholders.

      (5)Does not include for each of Messrs. Goldberg and Ginsburg 110,674 shares held by our 401(k) Plan for the benefit of our employees. Each of Messrs. Goldberg and Ginsburg is a trustee of such plan, and each disclaims beneficial ownership of all such shares except those shares held for his direct benefit as a participant in such plan.

      (6)Includes an aggregate of 896,221 shares which Mr. Goldberg may acquire upon the exercise of outstanding options and warrants. These options and warrants will be assumed by Redwood and will, following the merger, represent the right to acquire Redwood common stock. Excludes shares of common stock beneficially owned by the other Affiliated Shareholders.

      (7)Includes an aggregate of 100,000 shares which Mr. Agarwal may acquire upon the exercise of outstanding options and warrants. These options and warrants will be assumed by Redwood and will, following the merger, represent the right to acquire Redwood common stock.

      (8)Includes an aggregate of 100,000 shares which Mr. Goodman may acquire upon the exercise of outstanding options and warrants and 19,100 shares he owns indirectly. These options and warrants will be assumed by Redwood and will, following the merger, represent the right to acquire Redwood common stock.

      (9)Includes an aggregate of 100,000 shares which Mr. Vague may acquire upon the exercise of outstanding options and warrants. These options and warrants will be assumed by Redwood and will, following the merger, represent the right to acquire Redwood common stock.

      (10) Includes an aggregate of 100,000 shares which Mr. Oberwager may acquire upon the exercise of outstanding options and warrants. These options and warrants will be assumed by Redwood and will, following the merger, represent the right to acquire Redwood common stock.

      (11) Includes an aggregate of 60,000 shares which Mr. Rolf may acquire upon the exercise of outstanding options and warrants. These options and warrants will be assumed by Redwood and will, following the merger, represent the right to acquire Redwood common stock.

      (12) Lombard Associates is a sole proprietorship owned by Charles P. Stetson, Jr. and its address is: 115 East 62nd Street, New York, New York 10021.

      (13) The shares beneficially owned in Redwood include 128,450 shares of Redwood to be acquired by Mr. Sparks before the merger.

      (14) Includes an aggregate of 30,000 shares of our common stock which Mr. Cohen may acquire upon the exercise of outstanding options and warrants. These options and warrants will be assumed by Redwood and will, following the merger, represent the right to acquire Redwood common stock.

      (15) Does not include under Marlton (but includes under Redwood) an aggregate of 173,207 shares of our common stock which Mr. Tomkin may acquire upon exercise of outstanding options and warrants as such rights are not exerciseable by [ ], 2003. These options and warrants will be assumed by Redwood and will, following the merger, represent the right to acquire Redwood common stock.

      (16) Includes an aggregate of 31,199 shares of our common stock which Mr. Hernes may acquire upon exercise of outstanding options and warrants. These options and warrants will be assumed by Redwood and will, following the merger, represent the right to acquire Redwood common stock.

      (17) Percentage ownership of Redwood is not calculated in accordance with Rule 13d-3 promulgated under the Exchange Act. Percentage ownership is calculated based on 20,520,525 shares of Redwood common stock (including options and warrants to acquire Redwood common stock but excluding options and warrants to acquire 644,387 shares of Redwood common stock held by persons other than the Affiliated Shareholders) expected to be outstanding following the merger.


         Directors and Executive Officers of the Surviving Corporation. Following consummation of the merger, the directors of Marlton (i.e., Messrs. Jeffrey K. Harrow, Scott J. Tarte, Robert B. Ginsburg, Alan I. Goldberg, A.J. Agarwal, Richard Vague, Washburn Oberwager and Jerome Goodman), will serve Redwood in the capacities in which they currently serve Marlton. Messrs. Harrow, Tarte, Ginsburg and Goldberg, executive officers of Marlton, will also serve as executive officers of Redwood.

         Employment Agreements. The employment agreements between us and each of the executive officers (i.e. Messrs. Harrow, Tarte, Ginsburg, Goldberg and Rolf) will be assumed by Redwood by virtue of the merger.

         Tax Consequences to our Affiliated Shareholders. The Affiliated Shareholders will not recognize a gain or loss in this transaction with respect to the shares of our common stock owned by them. See "Material United States Federal Income Tax Consequences."

         Certain Relationships. Messrs. Harrow and Tarte had served as executive officers and principals of TravelOne from late 1980 to 1998, at which time TravelOne was sold to American Express. The Blackstone Group represented TravelOne and its principals in that sale. Mr. A. J. Agarwal, a director of Marlton and a member of the Special Committee, was at the time and is currently a member of The Blackstone Group and, in such capacity, assisted in the sale of Travel One.

         Messrs. Harrow and Tarte are brothers-in-law and Mr. Jerome Goodman, a director of Marlton, is their father-in-law.

         During the period that Mr. Harrow served as an executive officer of CMPExpress.com., Richard Vague, a director of Marlton and member of the Special Committee, and Michael Mufson, a Managing Director of Commerce Capital Markets, served as directors of CMP Express.

         Messrs. Agarwal and Goodman have been designated by Messrs. Harrow and Tarte, pursuant to the Stockholders' Agreement entered into connection with the Investment Transaction, to serve as directors of Marlton.


EFFECTS OF THE MERGER

         Certificate of Incorporation and Bylaws of the Surviving Corporation. Pursuant to the merger agreement, the certificate of incorporation and bylaws of Redwood in effect immediately prior to the effective time will be the certificate of incorporation and bylaws of the surviving corporation. See "The Merger Agreement -- The Merger; Governance of the Surviving Corporation."

         Registration Under the Exchange Act. Our shares of common stock are currently registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and to the SEC and comply with the Exchange Act's proxy rules in connection with meetings of our shareholders. Upon completion of the merger, we intend to file with the SEC a certification that would terminate these and other obligations imposed on us by the Exchange Act. Redwood will not be subject to the reporting and other requirements of the Exchange Act.

         Market for the Shares. Our shares of common stock are currently listed and traded on the American Stock Exchange under the symbol "MTY." Upon completion of the merger, neither our shares nor Redwood's shares will be traded on the American Stock Exchange or any other securities market.

         Continued Interest in Marlton. Our Public Shareholders will no longer have an equity interest in us though our activities and operations will be continued by Redwood following the merger. Following the merger, we anticipate that the Affiliated Shareholders and the holders of options and warrants to acquire our common stock (other than Gruntal) will own all the equity interests in Redwood.

         As of February 20, 2003 the Affiliated Shareholders owned an aggregate of approximately 50.5% of our outstanding common stock. As a result, these shareholders are able to exercise control over all matters requiring shareholder approval, including the election of directors and approval of the merger and any other significant corporate transactions. Following the merger, the Affiliated Shareholders will own all of the outstanding common stock of the surviving corporation.

         As of September 30, 2002, our net tangible book value was approximately $6.8 million. The Affiliated Shareholders' ownership percentage of that net tangible book value on September 30, 2002 was approximately $3.44 million. However, the net tangible book value of the surviving corporation will decrease by the costs of the merger (estimated to be approximately $350,000). Assuming all else remained constant, if the merger had occurred on September 30, 2002, the net tangible book value of the surviving corporation would have been reduced to approximately $6.45 million , and all of that would have been owned by the Affiliated Shareholders. As discussed above under "Special Factors - Our Purposes and Reasons for the Merger; Recommendations of the Special Committee and the Board," neither the Special Committee nor the Board believes that our net tangible book value is an accurate measure of our value.

         The following table sets forth the amount and percentage of our net income (loss) for the fiscal year ended December 31, 2001 and the nine months ended September 30, 2002 (after giving effect for the nine months ended September 30, 2002 to an impairment loss of $12.4 million (net of a $3.5 million income tax benefit) in connection with the adoption of Statement of Financial Accounting Standards No. 142, which was adopted by us effective January 1,
2002), that may be considered attributable to the Affiliated Shareholders based on their anticipated ownership (as reflected under "Special Factors - Interests of Certain Persons in the Merger that Differ from Your Interests") of the surviving corporation's common stock after consummation of the merger:


                                                 Net Income (Loss) (dollars in thousands)
                                      For the fiscal year ended           For the nine months ended
Affiliated Shareholder                December  31, 2001                  September 30, 2002
                                     --------------------                  ------------------
                                      Amount       Percentage               Amount           Percentage
                                      ------       ----------               ------           ----------

Jeffrey K. Harrow                     $(396.5)        34.9                 $(594.3)            34.9
Scott J. Tarte                         (394.2)        34.7                  (590.4)            34.7
Robert B. Ginsburg                     (197.7)        17.4                  (296.3)            17.4
Lombard Associates                      (38.6)         3.4                   (57.9)             3.4
Alan I. Goldberg                        (71.6)         6.3                  (107.3)             6.3
Donald R. Sparks, Sr.                   (12.5)         1.1                   (18.7)             1.1
Fred Cohen                                  *            *                       *                *
Michael Tomkin                          (14.8)         1.3                   (22.1)             1.3
Seymour Hernes                              *            *                       *                *


*Less than one percent and less than $(17) for the nine months ended September 30, 2002 and less than $(11.4) for the year ended December 31, 2001.

CONDUCT OF OUR BUSINESS IF THE MERGER IS NOT CONSUMMATED

         The Board has made no determination as to the direction we will take if the merger is not consummated. If we continue to suffer operating losses, we may fail to comply with the financial covenants set forth in our loan agreements with our principal lender. The lender has orally advised us that it may require either an additional contribution of equity, a pledge by one or more of our principal shareholders of a portion of their personal assets as additional security for our indebtedness or the guaranty of such debt by one or more of such persons. Messrs. Harrow and Tarte, our two principal shareholders, have indicated that they are unwilling to pledge their own assets or provide guarantees for all or a portion of our debts, so long as we are a public company.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following is a general summary that describes the material United States federal income tax consequences of the merger for us, Redwood, the Affiliated Shareholders and the Public Shareholders under provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), and existing regulations and administrative and judicial interpretations thereunder in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. As to our Public Shareholders, this discussion applies only to shareholders who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code. In addition, the discussion does not apply to any Public Shareholder or Affiliated Shareholder who is not a United States person within the meaning of Section 7701(a)(30) of the Code; any Public Shareholder or Affiliated Shareholder who acquired shares in a compensatory transaction, including upon the exercise of an option; any Public Shareholder or Affiliated Shareholder who holds shares as part of a hedging or conversion transaction, straddle or other risk reduction transaction; and any other category of shareholder who is subject to special tax rules, such as financial institutions, insurance companies, broker-dealers and tax-exempt entities. In addition, the following discussion does not consider the effect of any state, local, foreign or other tax laws.

ALL SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH LAWS.


MATERIAL TAX CONSEQUENCES TO OUR PUBLIC SHAREHOLDERS

         If the merger is consummated, each Public Shareholder will be treated as having sold his or her shares in a taxable transaction. As a result, and subject to the discussion in the following paragraphs, each Public Shareholder will recognize capital gain or loss in an amount equal to the difference between the merger consideration of $0.30 per share and the shareholder's adjusted tax basis in such shares. Any such capital gain or loss will be long-term capital gain or loss if such shareholder has held the shares for more than one year at the time the merger becomes effective even though the merger consideration is not paid to the shareholder at the effective time. There are certain limitations on the deductibility of capital losses. Gain or loss must be determined separately for each block of the outstanding shares of common stock held by a Public Shareholder (i.e., shares acquired at the same cost in a single transaction).

         The payment of the merger consideration may be subject to "backup withholding". Backup withholding is not an additional tax; rather, any amount so withheld is credited against the shareholder's federal income tax liability. To prevent backup withholding with respect to the merger consideration payable to a Public Shareholder, the shareholder must either (i) establish an exemption from backup withholding (e.g., because it is a corporation) or (ii) provide its taxpayer identification number to the Paying Agent, certify that the Shareholder is not subject to backup withholding and otherwise comply with the backup withholding rules under the Code.

         Certain penalties may apply to a failure to furnish correct information. Shareholders should consult with their tax advisors as to the qualifications for an exemption from backup withholding and the procedures for obtaining an exemption.

MATERIAL TAX CONSEQUENCES TO AFFILIATED SHAREHOLDERS

         No gain or loss will be recognized by the Affiliated Shareholders with respect to their receipt in the merger of Redwood common stock in exchange for their Marlton common stock. The aggregate tax basis that the Affiliated Shareholders will have in the shares of Redwood common stock that they receive in the merger will be the same as the basis of the shares of Marlton common stock that they owned prior to the merger. The holding period of the shares of Redwood common stock received by the Affiliated Shareholders in the merger will include the period during which such shareholders held Marlton common stock prior to the merger.

MATERIAL TAX CONSEQUENCES TO REDWOOD AND MARLTON

         No gain or loss will be recognized by Redwood or Marlton as a result of the merger.

FEES AND EXPENSES

         Estimated fees and expenses (rounded to the nearest thousand dollars) incurred or to be incurred by us in connection with the merger are approximately as follows:

Legal, accounting and financial advisors' fees and expenses      $  310,000
Securities and Exchange Commission filing fees                   $      200
Printing and mailing expenses                                    $   25,000
Miscellaneous                                                    $   14,800
                                                                  ---------
         Total                                                    $ 350,000

         The merger agreement provides that, except as discussed below, we, on the one hand, and Redwood, on the other hand, will pay its own expenses. The fees and expenses to be borne by us will include those of financial advisors, accountants and counsel for us and the Special Committee, and fees and expenses for the preparation, printing, mailing and filing of documents used in connection with the merger.

         If the merger agreement is terminated due to our accepting an unsolicited superior proposal, then we shall pay the legal fees of Redwood associated with the merger in an amount not to exceed $150,000. See "The Merger Agreement - Termination."

ACCOUNTING TREATMENT

         For accounting and financial reporting purposes, the merger will be accounted for as a purchase.

FINANCING OF THE MERGER

         The funds to complete the merger will be provided by Messrs. Harrow, Tarte and Sparks who will, before the merger is completed, contribute to Redwood an amount equal to the aggregate purchase price to be paid for the shares of our common stock owned by the Public Shareholders ($1,914,653) in exchange for an aggregate of 6,382,174 shares of Redwood common stock. Messrs. Harrow, Tarte and Sparks will use their personal funds to make such contribution. There are no alternative financing arrangements. The table below summarizes Redwood's anticipated sources and uses of funds in completing the merger.


Sources and Uses Of Funds

Capital Contribution (1)                                       $1,914,653

         Total sources of funds                                $1,914,653

Uses:

Purchase of common stock (2)                                   $1,914,653

Estimated transaction fees and expenses                        $

         Total uses of funds (3)                               $


         (1) Messrs. Harrow, Tarte and Sparks will contribute $938,059, $938,059 and $38,535, respectively, in exchange for which they will be issued 3,126,862, 3,126,862 and 128,450 shares of
                  Redwood, respectively, prior to the merger.

         (2) Represents the purchase of shares of our common stock held by the Public Shareholders for $0.30 per share.

         (3) To the extent that the proposed uses of funds exceeds the funds provided by Redwood, it is anticipated that any shortfall will be funded by the surviving corporation.


REGULATORY APPROVALS

         We do not believe that any material federal or state regulatory approvals, filings or notices are required by us in connection with the merger other than (i) filings required under the Exchange Act and (ii) filing of articles of merger with the Department of State of the Commonwealth of Pennsylvania. We do not believe that these filings present an obstacle to the prompt completion of the merger.


RISKS THAT THE MERGER WILL NOT BE CONSUMMATED

         Consummation of the merger is subject to certain conditions, including adoption of the merger agreement by the affirmative vote of a majority of votes cast by all our shareholders entitled to vote thereon. Even if the requisite approvals by the shareholders are obtained, there can be no assurance that the merger will be consummated. See "The Merger Agreement - Conditions to the Merger."


                              THE MERGER AGREEMENT

         The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached as Annex A to this

Proxy Statement and incorporated herein by reference. Any capitalized terms used and not defined below have the meanings given to them in the merger agreement.

THE MERGER; GOVERNANCE OF THE SURVIVING CORPORATION

         The merger agreement provides that, upon terms and provisions of, and subject to the conditions set forth in, the merger agreement and the articles of merger, Marlton will be merged with and into Redwood at the effective time. Following the effective time, Marlton will cease to exist as a separate entity, and Redwood shall be the surviving corporation.

         The directors of Marlton immediately prior to the effective time will be the directors and executive officers of the surviving corporation. The executive officers of Redwood at the effective time, some of whom are our executive officers, will continue to serve in similar capacities with Redwood following the merger.

EFFECTIVE TIME OF THE MERGER

         The merger shall become effective upon the filing of the articles of merger with the Department of State of the Commonwealth of Pennsylvania in accordance with the BCL, or at such later time as is specified in the articles of merger.


MERGER CONSIDERATION; EXCHANGE PROCEDURE

         At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time held by a Public Shareholder will be cancelled and automatically converted into the right to receive $0.30 in cash, without interest or any other payment. Shares of our common stock held by the Affiliated Shareholders (except with respect to their shares of our common stock held in our 401(k) plan) will be converted into an equal number of shares of Redwood common stock.

         Promptly after the effective time, our transfer agent, American Stock Transfer & Trust Co., will mail to each holder of record of a certificate or certificates which represented outstanding shares of our common stock immediately prior to the effective time (other than the Affiliated Shareholders), a letter of transmittal and instructions for surrendering such certificates in exchange for the merger consideration.


OPTIONS AND WARRANTS

         The merger agreement provides that all our stock option and similar plans and all outstanding stock options and warrants held by our present and former directors, officers and employees, whether or not then exercisable, shall be assumed by Redwood. Accordingly, our stock option and similar plans shall be an obligation of Redwood, and these outstanding options and warrants shall constitute the right to acquire shares of Redwood common stock on the same terms and conditions that these persons were entitled to acquire our common stock. The merger agreement provides that a warrant issued in the name of Gruntal & Co., LLC to acquire 100,000 shares of our common stock, which is exercisable through October 12, 2004 at an exercise price of $2.50 per share, will, upon the completion of the merger and in accordance with the terms of this warrant, represent the right to receive the property (less the exercise price of the warrant) that the warrant holder would have received had the holder exercised this warrant immediately before completion of the merger. Because the exercise price of this warrant is more than $0.30, the per share merger consideration payable to our Public Shareholders, the holder of this warrant will receive no consideration in connection with the cancellation of this warrant in the merger.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains, subject to specified exceptions and qualifications, representations and warranties customary in transactions of this type, including representations and warranties made by us with regard to the following:

o        organization, standing and corporate power;

o        capital structure;

o        consents and approvals required for the merger;

o        absence of material litigation involving the government;

o        accuracy of information presented in this Proxy Statement and in the
         Schedule 13E-3 filed with the SEC;

o        brokers or finders;

o        Board consent and recommendation;

o        shareholder vote required; and

o        disclaimer of implied representations.

         The merger agreement also contains representations and warranties made by Redwood relating to the following:

o        organization, standing and corporate power;

o        capital structure;

o        consents and approvals required for the merger;

o        availability of financing;

o accuracy of information supplied for inclusion in this Proxy Statement and in the Schedule 13E-3;

o        operations of Redwood;

o        brokers or finders; and

o knowledge of any breach or inaccuracy in any of our representations or warranties.

CONDUCT OF BUSINESS PENDING THE MERGER

         The merger agreement provides that, with specified exceptions, prior to the effective time, we will conduct our business in all material respects in the ordinary course consistent with past practices and use commercially reasonable efforts to:

o        preserve our business organization;

o        keep available the services of the our current officers and employees;
         and

o        preserve existing material business relationships.

         The merger agreement also provides that, with specified exceptions, prior to the effective time, we will not take and will prevent our subsidiaries from taking any of the following actions:

o amending or proposing to amend any charter, bylaws or similar organizational documents;

o        issuing, selling, or transferring any class or series of capital stock;

o        effecting dividends or other distributions on their capital stock;

o effecting splits, combinations or reclassifications of their capital stock;

o effecting redemptions, purchases or other acquisitions of any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

o adopting a plan of complete or partial liquidation, dissolution, merger , consolidation, restructuring, recapitalization or other reorganization of Marlton or our subsidiaries;

o entering into any collective bargaining agreement or changing the compensation or benefits to our officers, directors, key employees or agents;

o        acquiring or agreeing to acquire any business;

o permitting any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without notice to Redwood;

o        changing our accounting methods;

o making or changing any material tax election, adopting or changing any material tax accounting method or settling, compromising or waiving the statute of limitations in respect of any material tax claim or assessment;

o taking, or agreeing to take, any action which we believe, when taken, would cause any of our representations or warranties that is qualified as to materiality from being untrue or inaccurate in any respect or any such representation or warranty that is not so qualified from being untrue or inaccurate in any material respect or that would materially impair our ability to consummate the merger in accordance with the terms of the merger agreement or materially delay such consummation; and

o entering into agreements or arrangements to engage in any action prohibited under the merger agreement.

NO SOLICITATION OF OFFERS; NOTICE OF PROPOSALS FROM THIRD PARTIES

         We have agreed not to encourage, participate in or facilitate, an Acquisition Proposal (generally, a proposal by a third party to acquire more than 15% of our business) or to provide any confidential information to facilitate such a proposal.

         We may furnish confidential information to, negotiate with, and upon satisfaction of specified conditions, enter into an agreement with a third party that makes an Acquisition Proposal if our Board or the Special Committee determines in good faith that:

o        the third party proposal constitutes a Superior Proposal; and

o entering into such agreement is reasonably expected to be required to discharge the Board's or Special Committee's fiduciary duties.

SHAREHOLDERS' MEETING

         The merger agreement provides that, subject to specified exceptions, we will take all commercially reasonable actions necessary including calling a special meeting of our shareholders as promptly as practicable, which is the special meeting to which this Proxy Statement relates, to consider and vote in favor of the approval of the merger and the adoption of the merger agreement. If we receive an Acquisition Proposal that is deemed by the Special Committee or the Board to be a Superior Proposal, then we may postpone the special meeting for up to 45 business days.

PROXY STATEMENT AND RELATED DOCUMENTS

         The merger agreement provides that, we, with Redwood's assistance, will
(i) prepare and file this Proxy Statement and a Schedule 13E-3 with the SEC relating to the merger and the related transactions, (ii) will mail this Proxy Statement to our shareholders as soon as the Proxy Statement and the Schedule 13E-3 have been cleared by the SEC and (iii) include in this Proxy Statement, except to the extent limited by applicable law, the recommendation of the Board in favor of the adoption of the merger and the merger agreement.

ACCESS TO INFORMATION; CONFIDENTIALITY

         The merger agreement provides that, prior to the effective time, Redwood and its representatives will have reasonable access, during normal business hours, to all our officers, accountants, properties, offices, facilities, books and records and we are to furnish all other information concerning our business, properties and personnel as Redwood may reasonably request.

         The merger agreement provides that, notwithstanding the termination of the merger agreement, Redwood, subject to specified exceptions, will keep and will cause its representatives to keep confidential, all confidential information about and furnished by us.

INDEMNIFICATION AND INSURANCE

         The merger agreement provides that the articles of incorporation and the bylaws of the surviving corporation and its subsidiaries immediately after the effective time are required to contain provisions concerning indemnification and exculpation from liability that are at least as favorable to our officers, directors and the other beneficiaries of such provisions, as the terms of our and our subsidiaries articles of incorporation and bylaws on the date of the merger agreement. Such provisions may not be repealed or modified for a period of six years after the effective time of the merger in a manner that would adversely affect the rights of these beneficiaries.

         The merger agreement provides that the surviving corporation is obligated to use its commercially reasonable efforts to maintain officers' and directors' liability insurance covering the persons to be indemnified (whether or not entitled to indemnification) for three years after the effective time at terms no less advantageous to such persons than existing policies, with coverage limits of not less than $5 million. The surviving corporation is required to advance to the persons to be indemnified amounts needed to pay all reasonable expenses (such as attorneys' fees and disbursements and costs of investigation) incurred in connection with the enforcement of these indemnification provisions.

EXPENSES

         All fees and expenses incurred in connection with the transactions contemplated by the merger agreement will, except as provided in the merger agreement, be paid by the party incurring such fees or expenses, whether or not the merger is consummated. If the merger is completed these expenses will not reduce the merger consideration you will be paid.

CONDITIONS TO THE MERGER

         Except as otherwise set forth in the merger agreement, the respective obligations of each party to complete the merger are subject to the satisfaction or, to the extent permitted, waiver of each of the following conditions:

o we shall have obtained the affirmative vote of at least a majority of the votes cast in favor of the adoption of the merger agreement by all our shareholders entitled to vote thereon, at a special shareholders' meeting at which a quorum is present;

o no court or governmental entity will have enacted, issued, promulgated, or entered any law, order or injunction that restrains or otherwise prohibits completion of the merger; and

o the opinion of Commerce Capital Markets to the effect that the merger consideration to be received by the Public Shareholders is fair, from a financial point of view, to such shareholders has not been withdrawn or adversely modified.


         Except as otherwise set forth in the merger agreement, the obligations of Redwood to complete the merger are subject to the satisfaction or, to the extent permitted, waiver of each of the following conditions:

o our representations and warranties in the merger agreement shall be true and correct on and as of the closing date of the merger as if made on and as of such date;

o we will have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing date and Redwood shall have received a certificate of an executive officer of Marlton to that effect, dated as of the closing date;

o all material authorizations, consents or approvals from any governmental entities have been obtained, and all necessary filings with governmental entities shall have been made.

o there shall not have occurred since the date of the filing of our Quarterly Report on Form 10-Q for the period ended September 30, 2002, any material adverse effect.

         Except as otherwise set forth in the merger agreement, our obligations to complete the merger are subject to the satisfaction or, to the extent permitted, waiver of each of the following conditions:

o the representations and warranties of Redwood shall be true and correct on and as of the closing date of the merger;

o Redwood shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date, and we shall have received a certificate of an executive officer of Redwood to that effect, dated as of the closing date.; and

o Redwood shall have deposited with the paying agent the aggregate amount of the merger consideration payable to the Public Shareholders.

TERMINATION

         The merger agreement may be terminated at any time prior to the effective time as follows:

o        by the mutual written consent of Redwood and us;

o        by either Redwood or us if

(i) the merger has not been consummated on or before July 15, 2003, subject to specified exceptions;

(ii) completion of the merger is prohibited by the issuance of an order, decree or ruling of a governmental entity;

(iii) our shareholders fail to adopt the merger agreement at the special meeting (including any postponements or adjournments thereof);

o        by us, if


(i) we are entering into a definitive agreement with respect to a Superior Proposal and we have complied with the requirements specified by the merger agreement with respect thereto;

(ii) if Redwood shall have breached, in any material respect, any of its representations or agreements contained in the merger agreement, which breach cannot be, or has not been, cured within 30 days after we have given written notice to Redwood;

o        by Redwood if


(i) our Board or the Special Committee (a) withdraws, modifies or changes in any manner adverse to Redwood its approval or recommendation of the merger agreement or the merger, (b) made any recommendation with respect to a Superior Proposal other than to reject such proposal, or (c) if we shall have executed a letter of intent, agreement in principle or definitive agreement relating to a Superior Proposal with a third party; or

(ii) we shall have breached, in any material respect, any of our representations, or agreements contained in the merger agreement, which breach cannot be, or has not been, cured within 30 days after Redwood has given written notice to us.

         In the event of termination of the merger agreement by us or Redwood, the merger agreement will be void and have no effect. In the event that we terminate the merger agreement because, to the extent permitted therein, we are effecting a transaction that is a Superior Proposal, then we shall, concurrent with such termination, pay Redwood's legal fees in an amount not to exceed $150,000 so long as, at the time of such termination, Redwood is not in material default under its agreements or representations in the merger agreement.

AMENDMENT AND WAIVER

         Subject to applicable law, the merger agreement may be amended by written agreement of the parties to the merger agreement, by action taken by the parties' respective board of directors, at any time prior to the closing date; provided, however, that after shareholder approval, no such amendment, modification or supplement shall reduce the amount or change the form of the merger consideration.

         At any time prior to the effective time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement, or (iii) subject to the provisions of the merger agreement, waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

                               BUSINESS OF REDWOOD

         Redwood is a Pennsylvania corporation formed in February 2003. Redwood was organized to acquire us and will, after the merger, continue our operations. We will be merged with and into Redwood, our separate existence will cease and Redwood shall succeed to all of our rights and obligations and will continue as the surviving corporation. Redwood has not conducted any significant activities other than those incident to its formation, its execution of the merger agreement and the related documents. Redwood currently has no material assets or liabilities, other than its rights and obligations under the merger agreement and the related documents, and has not generated any revenues or material expenses (other than those associated with the merger).

                Set forth below is information regarding the current principal occupation of each of the Affiliated Shareholders, the name, telephone number, business address at which such employment is conducted and the material occupations and positions held by such persons during the past five years and the business address at which such occupation is conducted. Unless otherwise indicated, the business address for each of the following individuals is Redwood's business address, 2828 Charter Road, Philadelphia, Pennsylvania and the telephone number for Redwood, which is (215) 676-6900.

Jeffrey K. Harrow

         Mr. Harrow has served as an officer of Marlton since November 2001 and is currently Chairman. Mr. Harrow served as President and CEO of CMPExpress.com from 1999 to 2000. From 1982 through 1998, Mr. Harrow was the President, CEO and a Director of Travel One, which was then the 6th largest travel management company in the United States.

Scott J. Tarte

         Mr. Tarte has served as an officer of Marlton since November 2001 and is currently our Vice Chairman. From January 2001 to November 2001, he served as acting CEO of Medidata Solutions, and from January 1988 to November 1998, as Chief Operating Officer of Travel One.

Robert B. Ginsburg

         Mr. Ginsburg has served as an officer of Marlton since August 1990 and is currently our Chief Executive Officer and President.

Alan I. Goldberg

         Mr. Goldberg has served as an officer of Marlton since August 1990 and is currently our General Counsel and Corporate Secretary.

Donald P. Sparks, Sr.

         Mr. Sparks has served for more than the past five years as an employee of a business which is currently a subsidiary of Marlton.

Michael Tomkin

         Mr. Tomkin has served for more than the past five years as a employee of a business which is a subsidiary of Marlton

Fred Cohen

         Mr. Cohen served as our Chairman and Chief Executive Officer from May 1966 to December 1990 and thereafter continued to serve as our Chairman until November 2001. Mr. Cohen is currently serving as a consultant to the telecommunication and software industries.

Seymour Hernes

         Mr. Hernes served as our Executive Vice President from March 1973 to December 1990 and as our Vice Chairman from January 1991 to November 2001. Mr. Hernes is currently retired.

Charles P. Stetson, Jr.

         Mr. Stetson, who is also referred to herein from time to time as Lombard Associates, is a principal at Private Equity Investors, an investment fund and is generally engaged in the investment industry. His business address is 115 East, 62nd Street, New York, New York, 10021 and his telephone number is
(212) 750-1228.

         During the past five years, neither Redwood nor any of the Affiliated Shareholders was (i) convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) nor (ii) a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, securities laws or a finding of any violation of such laws.


                 MARKET PRICES AND DIVIDENDS ON OUR COMMON STOCK

         The following table shows the high and low sales prices of our common stock as reported by the American Stock Exchange for the periods indicated:


                                         2002                             2001
                                High               Low            High          Low
First Quarter                   $0.58              $0.36          $0.88        $0.50
Second Quarter                   0.65               0.44           0.60         0.40
Third Quarter                    0.46               0.20           0.65         0.35
Fourth Quarter                   0.40               0.12           0.54         0.35


         We have not paid dividends during the past two fiscal years. We are prohibited by our loan agreement from paying cash dividends.

                     BENEFICIAL OWNERSHIP OF OUR SECURITIES

         The following table sets forth information concerning the shares of our common stock beneficially owned as of [ ], 2003, by (i) our directors; (ii) our executive officers; (iii) our directors and executive officers as a group; and
(iv) each person or entity known to us to own beneficially more than 5% of the outstanding shares of our common stock.



                              Amount and Nature of      Percentage Ownership(1)
                              Beneficial Ownership

Jeffrey K. Harrow (2)              4,030,734                 27.1%

Scott J. Tarte(3)                  4,000,000                 26.9%

Robert B. Ginsburg(4)(5)           2,679,017                 18.5%

Alan I. Goldberg(5)(6)             1,300,772                  9.5%

A.J. Agarwal (7)                     100,000                    *

Jerome Goodman(8)                    119,100                    *

Richard Vague(9)                     100,000                    *

Washburn Oberwager(10)               100,000                    *

Stephen P. Rolf(11)                   61,000                    *

All directors and executive       12,490,623                  62.9%
officers as agroup (9 persons)(12)

Lawrence Schan(13)                   990,550                   7.7%

Stanley D. Ginsburg(14)              815,467                   6.3%

Ira Ingerman(15)                     774,367                   6.0%

Lombard Associates(16)               703,976                   5.5%
______________
*        Less than 1%

      (1)Percent of class has been computed on the basis of 12,845,096 shares of our common stock outstanding.

      (2)Includes an aggregate of 2,025,734 shares which Mr. Harrow may acquire upon the exercise of outstanding warrants and options. Excludes shares of common stock beneficially owned by the other Affiliated Shareholders.

      (3)Includes an aggregate of 2,000,000 shares which Mr. Tarte may acquire upon the exercise of outstanding warrants and options. Excludes shares of common stock beneficially owned by the other Affiliated Shareholders.

      (4)Includes an aggregate of 1,630,021 shares which Mr. Ginsburg may acquire upon the exercise of outstanding options and warrants. Excludes shares of common stock beneficially owned by the other Affiliated Shareholders.

      (5)Does not include for each of Messrs. Goldberg and Ginsburg 110,674 shares held by our 401(k) Plan for the benefit of our employees. Each of Messrs. Goldberg and Ginsburg is a trustee of such plan, and each disclaims beneficial ownership of all such shares except those shares held for his direct benefit as a participant in such plan.

      (6)Includes an aggregate of 896,221 shares which Mr. Goldberg may acquire upon the exercise of outstanding options and warrants. Excludes shares of common stock beneficially owned by the other Affiliated Shareholders.

      (7)Includes an aggregate of 100,000 shares which Mr. Agarwal may acquire upon the exercise of outstanding options and warrants.

      (8)Includes an aggregate of 100,000 shares which Mr. Goodman may acquire upon the exercise of outstanding options and warrants and 19,100 he owns indirectly.

      (9)Includes an aggregate of 100,000 shares which Mr. Vague may acquire upon the exercise of outstanding options and warrants.

      (10)Includes an aggregate of 100,000 shares which Mr. Oberwager may acquire upon the exercise of outstanding options and warrants.

      (11)Includes an aggregate of 60,000 shares which Mr. Rolf may acquire upon the exercise of outstanding options and warrants.

      (12)Includes shares beneficially owned by Messrs. Harrow, Tarte, R. Ginsburg, Goldberg, Agarwal, Goodman, Vague, Oberwager and Rolf. The address for each of our executive officers and directors is 2828 Charter Road, Philadelphia, Pennsylvania, 19154.

      (13)Mr. Schan's address is: 507 Fishers Road, Bryn Mawr, PA 19010.

      (14)Mr. Stanley Ginsburg's address is: 50 Belmont Ave., #1014, Bala Cynwyd, PA 19004.

      (15)Mr. Ingerman's address is: 1300 Centennial Road, Narbeth, PA 19072.

      (16)Lombard Associates is a sole proprietorship owned by Charles P. Stetson, Jr. and its address is: 115 East 62nd Street, New York, New York 10021.

                       SELECTED FINANCIAL DATA OF MARLTON

         The following selected financial data for each of the years in the five years ended December 31, 2001, are derived from our audited consolidated financial statements and notes thereto included in our Annual Report to Shareholders for the year ended December 31, 2001, a copy of which accompanies this Proxy Statement. The selected financial data for the nine months ended September 30, 2002 and 2001, are derived from our unaudited consolidated financial statement and notes thereto included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2002, a copy of which also accompanies this Proxy Statement. The results for the nine months ended September 30, 2002 are not necessarily indicative of results for the entire fiscal year. The information presented below should be read in conjunction with such financial statements and notes thereto, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report to Shareholders for the year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2002.

                             SELECTED FINANCIAL DATA
                     (in thousands except per share amounts)


                                        Nine Months
                                        Ended
                                        September 30,                           Year Ended December 31,
                                                                ------------------------------------------------------------
                                            2002                2001         2000          1999           1998          1997
                                            ----                ----         ----          ----           ----          -----
Total Assets                              $32,649             $49,442     $63,508       $60,319        $62,022        $54,113
Long-Term Obligations                       4,500               6,635      16,376        11,157         11,744         12,243
Book value per Common Share               $  1.16             $  3.71     $  3.76       $  3.93        $  3.84        $  3.48

                                 Nine Months Ended
                                 September 30,                             Year Ended December 31,
                                 -----------------             -------------------------------------------------------------
                                     2002      2001            2001          2000         1999           1998           1997
                                     ----      ----            ----          -----        ----           ----           ----
Operations:
     Net Sales                      $53,419     $60,099      $76,972          $92,533       $94,584       $91,134       $48,716
     Operating profit (loss)           (187)      1,480         (115)(2)           60(3)      3,053         5,315         2,274
Net Income (loss)                   (14,088)(1)     232       (1,136)         (1,106)(3)        809(4)      2,821         2,003
Basic Net Income (loss)
     per Common Share(5)             $(1.08)       $.03        $(.14)            $(.15)        $.11          $.40          $.42
Diluted Net Income (loss)
per Common Share(6)                  $(1.08)       $.03        $(.14)            $(.15)        $.10          $.35          $.36
Cash Dividends                           -0-         -0-          -0-               -0-          -0-           -0-           -0-

___________________
      (1)After giving effect to the impairment loss of $12.4 million (net of $3.5 million income tax benefit), in connection with the adoption of Statement of Financial Accounting Standards No. 142 which was adopted by us effective January 1, 2002. The net loss and net loss per common share (on both basic and diluted basis) was approximately $1.7 million and $.13, respectively, before the change in such accounting principle, which included a $1.2 million impairment loss from our investment in an affiliate.
      (2)Includes an inventory provision of $0.7 million for a customer that filed for Chapter 11, and relocation costs and operating losses of $0.6 million for our Orlando, Florida manufacturing operations.
      (3)Includes a provision of $1.2 million ($2.0 million before income taxes) for accounts receivable and inventory for permanent displays customers.
      (4)Includes an impairment loss of $279,000 ($465,000 before income taxes) for a write-down of our investment in Abex Europe.
      (5)Basic net income per common shares amounts are computed using the weighted average number of common shares outstanding during the applicable period.
      (6)Diluted per common share amounts are computed using the weighted average number of common shares outstanding during the applicable period and dilutive potential common shares. Dilutive potential common shares consist of stock options and stock warrants, calculated using the treasury stock method.

                        VOTE REQUIRED AND RECOMMENDATION

         The affirmative vote of at least a majority of the votes cast by our shareholders entitled to vote thereon at a meeting at which a quorum is present is required to adopt the merger agreement. As of the record date, the Affiliated Shareholders held 6,481,340 shares of common stock (excluding warrants, rights and other options to acquire common stock), representing 50.5% of the total outstanding shares of our common stock. The Affiliated Shareholders have indicated that they intend to vote their shares of common stock in favor of the merger. Adoption of the merger by our shareholders does not require the approval of a majority of our Public Shareholders.


THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE MERGER AND THE ADOPTION OF THE MERGER AGREEMENT.

                       WHERE YOU CAN FIND MORE INFORMATION

         The SEC allows us to "incorporate by reference" information into this Proxy Statement, which means that we can disclose important information by referring you to another document filed separately with the SEC. The following documents are incorporated by reference in this Proxy Statement and are deemed to be a part hereof:

o             Our Annual Report on Form 10-K for the year ended December 31,
              2001.

o Our Annual Report to Shareholders for the year ended December 31, 2001, a copy of which accompanies this Proxy Statement: and in particular, the sections of our Annual Report that provide the information required by items 101(b), 101(c)(i), 101(d), 302, 303 and 305 of Regulation S-K.

o All other reports we have filed pursuant to Section 13(a) or 15(d) of the Exchange Act since January 1, 2002 including: our Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002. A copy of our Quarterly Report on Form 10-Q for the period ended September 30, 2002, accompanies this Proxy Statement.


         Any statement contained in a document incorporated by reference is deemed to be modified or superseded for all purposes to the extent that a statement contained in this Proxy Statement modifies or replaces such statement.

                              AVAILABLE INFORMATION

         We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC relating to our business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3 referred to in the following paragraph, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at

Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the SEC's public reference rooms, you may call the Securities and Exchange Commission at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at "http://www.sec.gov."

         We, Redwood and the Affiliated Shareholders have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the merger. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits to the Schedule 13E-3, certain parts of which are omitted, as permitted in accordance with the rules and regulations of the SEC, including a copy of the written report presented by Commerce Capital Markets as to the fairness of the consideration to be received in the merger, and filed as an exhibit to the Schedule 13E-3. Descriptions contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Schedule 13E-3.

         Those descriptions are qualified in their entirety by reference to the document filed as an exhibit to the Schedule 13E-3. Copies of the Schedule 13E-3 and all exhibits to the Schedule 13E-3 are available for inspection and copying at our principal executive offices during regular business hours by any interested shareholder, or a by a representative of a shareholder of ours who has been so designated in writing, and may be inspected and copied, or obtained by mail, without charge, by written request directed to us at the following address: Marlton Technologies, Inc., 2828 Charter Road, Philadelphia, Pennsylvania, 19154, Attn.: Alan I. Goldberg, Corporate Secretary, telephone number (215) 676-6900.

         Except as otherwise required by law, neither we, Redwood, nor the Affiliated Shareholders have made any provision granting to Public Shareholders access to the corporate files of any of the foregoing persons or to obtain counsel or appraisal services at the expense of any of the foregoing persons.

                                  OTHER MATTERS

         The Board does not intend to bring before the special meeting for action any matters other than those specifically referred to above and is not aware of any other matters which are proposed to be presented by others. If any other matters or motions should properly come before the special meeting, the persons named in the proxy intend to vote thereon in accordance with their judgment on such matters or motions, including any matters or motions dealing with the conduct of the special meeting.

         No person is authorized to give any information or to make any representations with respect to the matters described in this Proxy Statement other than those contained herein. Any information or representations with respect to such matters not contained herein or therein must not be relied upon as having been authorized by us. The delivery of this Proxy Statement shall not under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information in this Proxy Statement is correct as of any time subsequent to the date hereof.

[                      ], 2003






                                                                       Annex A


                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN


                            REDWOOD ACQUISITION CORP.


                                       AND


                           MARLTON TECHNOLOGIES, INC.





                                   DATED AS OF


                                FEBRUARY 20, 2003

                                TABLE OF CONTENTS



                                                                                                         Page


TABLE OF CONTENTS


ARTICLE I. THE MERGER....................................................................................1

   SECTION 1.1.      The Merger..........................................................................1
   SECTION 1.2.      Effects of the Merger...............................................................1
   SECTION 1.3.      Effective Time......................................................................2
   SECTION 1.4.      Closing.............................................................................2
   SECTION 1.5.      Directors and Officers of the Surviving Company.....................................2
   SECTION 1.6.      Subsequent Actions..................................................................2

ARTICLE II. EFFECT OF THE MERGER ON CAPITAL STOCK OF THE COMPANY AND THE PURCHASER.......................3

   SECTION 2.1.      Conversion of Shares for Merger Consideration; Conversion of Affiliate Shares;
                     Treasury Shares.....................................................................3
   SECTION 2.2.      Company Stock Option Plan; Options and Warrants.....................................3
   SECTION 2.3.      Exchange of Certificates............................................................3
   SECTION 2.4.      Withholding Rights..................................................................5
   SECTION 2.5.      Certain Adjustments.................................................................6

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................................6

   SECTION 3.1.      Organization........................................................................6
   SECTION 3.2.      Capitalization......................................................................6
   SECTION 3.3.      Authorization; Validity of Agreement; Company Action................................6
   SECTION 3.4.      Vote Required.......................................................................7
   SECTION 3.5.      Consents and Approvals..............................................................7
   SECTION 3.6.      Litigation..........................................................................8
   SECTION 3.7.      Information in Proxy Statement and Schedule 13E-3...................................8
   SECTION 3.8.      Brokers or Finders..................................................................8
   SECTION 3.9.      Disclaimer of Implied Representations and Warranties................................8

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..............................................8

   SECTION 4.1.      Organization........................................................................8
   SECTION 4.2.      Capitalization......................................................................9
   SECTION 4.3.      Authorization; Validity of Agreement; Necessary Action..............................9
   SECTION 4.4.      Consents and Approvals; No Violations...............................................9
   SECTION 4.5.      Information in Proxy Statement and Schedule 13E-3..................................10
   SECTION 4.6.      Purchaser's Operations.............................................................10
   SECTION 4.7.      Brokers or Finders.................................................................10
   SECTION 4.8.      Financing..........................................................................10
   SECTION 4.9.      Known Company Breach...............................................................10

ARTICLE V. COVENANTS....................................................................................10

   SECTION 5.1.      Interim Operations of the Company..................................................10



   SECTION 5.2.      Acquisition Transactions...........................................................12
   SECTION 5.3.      Special Meeting; Preparation of Proxy and Schedule 13E-3...........................13
   SECTION 5.4.      Access to Information; Confidentiality.............................................15
   SECTION 5.5.      Commercially Reasonable Efforts....................................................16
   SECTION 5.6.      Indemnification and Insurance......................................................16
   SECTION 5.7.      Publicity..........................................................................17
   SECTION 5.8.      Notification of Certain Matters....................................................17
   SECTION 5.9.      State Takeover Laws................................................................18
   SECTION 5.10.     Option and Warrant Matters.........................................................18
   SECTION 5.11.     Financing..........................................................................18

ARTICLE VI. CONDITIONS..................................................................................18

   SECTION 6.1.      Conditions to Each Party's Obligation to Effect transactions.......................18
   SECTION 6.2.      Conditions to the Obligations of the Company to Effect the Transactions............19
   SECTION 6.3.      Conditions to the Obligations of the Purchaser to Effect the Transactions..........19

ARTICLE VII. TERMINATION................................................................................20

   SECTION 7.1.      Termination........................................................................20
   SECTION 7.2.      Effect of Termination..............................................................21

ARTICLE VIII. RULES OF INTERPRETATION...................................................................22

   SECTION 8.1.      Rules of Interpretation............................................................22

ARTICLE IX. MISCELLANEOUS...............................................................................22

   SECTION 9.1.      Fees and Expenses..................................................................22
   SECTION 9.2.      Amendment and Modification.........................................................22
   SECTION 9.3.      Notices............................................................................23
   SECTION 9.4.      Counterparts.......................................................................24
   SECTION 9.5.      Entire Agreement; No Third-Party Beneficiaries.....................................24
   SECTION 9.6.      Severability.......................................................................24
   SECTION 9.7.      Governing Law; Waiver of Jury Trial................................................24
   SECTION 9.8.      Enforcement........................................................................25
   SECTION 9.9.      Extension; Waiver..................................................................25
   SECTION 9.10.     Assignment.........................................................................25
   SECTION 9.11.     Transfer Taxes.....................................................................26
   SECTION 9.12.     Non-survival of Representations and Warranties.....................................26
   SECTION 9.13.     Non-application of BCL Section 1906................................................26

APPENDIX A - DEFINITIONS...............................................................................A-1


EXHIBIT           ARTICLES OF MERGER...............................................................[Intenionally
                                                                                                     Omitted]


                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 20, 2003, is by and between Redwood Acquisition Corp., a Pennsylvania corporation (the "Purchaser"), and Marlton Technologies, Inc., a Pennsylvania corporation (the "Company"). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in Appendix A attached hereto.

                                   BACKGROUND


         WHEREAS, the Company and Purchaser have determined to engage in a business combination transaction on the terms stated herein;

         WHEREAS, the Board of Directors of the Company, upon the recommendation of a special committee of the Board of Directors (the "Special Committee"), has approved the merger (the "Merger") of the Company with and into the Purchaser, with the Purchaser being the surviving entity pursuant to the terms and conditions of this Agreement; and

         WHEREAS, the Board of Directors of the Purchaser has approved the Merger pursuant to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

SECTION 1.1. The Merger. Upon the terms and provisions of and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), at the Effective Time, the Company and the Purchaser shall consummate the Merger pursuant to which (i) the Company shall be merged with and into the Purchaser and the separate corporate existence of the Company shall thereupon cease, and (ii) the Purchaser shall be the surviving company in the Merger (the "Surviving Company") and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania.

SECTION 1.2. Effects of the Merger. The Merger shall have the effects set forth in Section 1929 of the BCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, properties, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Company. Pursuant to the Merger, (i) the articles of incorporation of the Surviving Company after the Effective Time shall be the articles of incorporation of Purchaser, and thereafter may be amended in accordance with its terms and as provided by applicable law; and (ii) the by-laws of the Surviving Company after the Effective Time shall be the by-laws of the Purchaser and thereafter may be amended in accordance with their terms and as provided by applicable law.


SECTION 1.3. Effective Time. On the Closing Date, if all of the conditions set forth in Article VI shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in
Article VII, the parties shall cause articles of merger, in substantially the form attached hereto as Exhibit A (the "Articles of Merger"), with respect to the Merger to be executed and filed with the Department of State of the Commonwealth of Pennsylvania in accordance with the relevant provisions of the BCL and shall make all other filings or recordings required under applicable law. The Merger shall become effective at the Effective Time.

SECTION 1.4. Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, on a date to be agreed upon by the parties, and if such date is not agreed upon by the parties, the Closing shall occur on the second business day after satisfaction or waiver of all of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the "Closing Date"), at the offices of Stradley, Ronon, Stevens & Young, LLP, 2600 One Commerce Square, Philadelphia, PA 19103-7098 or at such other time, date or place as the parties may agree in writing.

SECTION 1.5. Directors and Officers of the Surviving Company. The members of the Board of Directors of the Company immediately prior to the Effective Time and the officers of the Purchaser immediately prior to the Effective Time shall be the members of the Board of Directors and officers, respectively, of the Surviving Company as of the Effective Time. If, at the Effective Time, a vacancy shall exist on the Surviving Company's Board of Directors or in any office of the Surviving Company, such vacancy may thereafter be filled in the manner provided by the articles of incorporation and by-laws of the Surviving Company and applicable law.

SECTION 1.6. Subsequent Actions. If at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignment, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of, and assume the liabilities of, either of the Company or the Purchaser acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Surviving Company all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Surviving Company all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in, and the assumptions of the liabilities of, the Surviving Company or otherwise to carry out this Agreement.

                                  ARTICLE II.
                    EFFECT OF THE MERGER ON CAPITAL STOCK OF
                          THE COMPANY AND THE PURCHASER

SECTION 2.1. Conversion of Shares for Merger Consideration; Conversion of Affiliate Shares; Treasury Shares.

        (a) Subject to Section 2.3, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Share outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive, from the Purchaser, $0.30 in cash (the "Merger Consideration") payable, without interest, upon surrender of the certificates formerly representing such Shares. Upon such conversion, each holder of any Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in consideration therefor upon the surrender of such certificate or otherwise upon compliance with Section 2.3.

        (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Affiliate Share outstanding immediately prior to the Effective Time shall automatically be converted into and shall become one, fully paid and non-assessable share of Surviving Company Common Stock upon the surrender of the certificates previously representing such Affiliate Share.

        (c) All Treasury Shares shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and retired and shall cease to exist and no consideration shall be paid with respect thereto.


        SECTION 2.2. Company Stock Option Plan; Options and Warrants.The Company Stock Option Plan shall be an obligation of the Surviving Company following the Merger and all Options and Warrants shall continue in full force and effect on the terms and conditions provided in the agreements and instruments governing the same, other than the Gruntal Warrant which shall, in accordance with Section 8(i) thereof, only entitle the holder thereof to receive at the Closing the consideration such holder would have received, less the exercise price of the Gruntal Warrant, had such holder exercised such warrant immediately before the Effective Time.

        SECTION 2.3.  Exchange of Certificates.

         (a) The Purchaser has designated American Stock Transfer & Trust Co. (or, in Purchaser's discretion, such other bank, trust company or transfer agent as shall be designated by Purchaser and reasonably acceptable to the Company) (the "Paying Agent"), to act as agent for the holders of the Shares in connection with the Merger to receive in trust the funds to which the holders of such Shares shall become entitled pursuant to Section 2.1(a) and to effectuate the exchange for the Merger Consideration of the certificates that, immediately prior to the Effective Time, represented the Shares. Prior to the Effective Time , the Purchaser shall deposit with the Paying Agent, or cause to be deposited with the Paying Agent, immediately available funds, for the benefit of such holders of the Shares, the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to
         Section 2.1(a). Pending payment by the Paying Agent to the holders of the Shares, such funds shall be invested as directed by the Purchaser or Surviving Company in the direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest. Earnings from such investments shall be the sole and exclusive property of the Purchaser or Surviving Company, and no part of such earnings shall accrue to the benefit of the holders of the Shares. Purchaser will promptly replace any monies lost through any investment made pursuant to this Section 2.3(a).

         (b) (i) Promptly after the Effective Time, and using commercially reasonable efforts to do so within three (3) Business Days thereafter, the Paying Agent shall mail to each holder of record of an outstanding certificate or certificates that immediately prior to the Effective Time represented Shares (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of such certificates to the Paying Agent and shall have such customary provisions not inconsistent with this Agreement as the Purchaser may reasonably specify) and (B) instructions for use in effecting the surrender of each certificate in exchange for payment of the Merger Consideration. Upon surrender of a certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Purchaser or the Surviving Company, together with a completed letter of transmittal, duly executed, and all other documents and other materials required by the Paying Agent to be delivered in connection therewith, the holder of such certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such certificate, and the certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrue on the Merger Consideration irrespective of the time at which such certificate is surrendered for exchange.

                 (ii) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered certificate is registered, it shall be a condition of payment that the certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Company that such tax either has been paid or is not applicable.

                 (iii) In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II; provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Company a written indemnity agreement in form and substance reasonably satisfactory to the Surviving Company and which is customary in such instances and, if deemed reasonably advisable by the Surviving Company, a bond in such sum as the Surviving Company may reasonably direct as indemnity against any claim that may be made against the Surviving Company with respect to such certificate claimed to have been lost, stolen or destroyed.

                 (iv) Until surrendered as contemplated by this Section 2.3, each certificate formerly representing the Shares shall be deemed, for all purposes, at any time after the Effective Time, to represent only the right to receive upon such surrender the Merger Consideration multiplied by the number of Shares represented by such certificate, in cash.

                (v) Subject to the provisions of the BCL, all cash paid upon the surrender for exchange of certificates formerly representing Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares exchanged for cash theretofore represented by such certificates.

         (c) At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. In the event of a transfer of ownership of any Shares prior to the Effective Time that is not registered in the stock transfer records of the Company at the Effective Time, the Merger Consideration into which such Shares has been converted in the Merger will be paid to the transferee in accordance with the provision of Section 2.3(b) only if such certificate is surrendered as provided in Section 2.3(b) and accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax. From and after the Effective Time, the holders of certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law.

         (d) At any time following the day which is twelve (12) months after the Effective Time, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any funds (including any earnings received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of certificates which immediately prior to the Effective Date represented the Shares, and thereafter such holders shall be entitled to look only to the Surviving Company (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Company nor the Paying Agent shall be liable to any holder of a certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        SECTION 2.4. Withholding Rights. The Purchaser and the Surviving Company shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

SECTION 2.5. Certain Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split, reverse stock split, exchange or readjustment of shares, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement.

ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

         Except (i) as disclosed in the Company SEC Documents filed prior to the date of this Agreement, or (ii) as referenced in the particular section of this
Article III to which exception is being taken, the Company represents and warrants to the Purchaser as follows:

        SECTION 3.1.      Organization.

        (a) The Company and each Subsidiary (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its state of organization, and (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns.

        (b) The Company has, prior to the date of this Agreement, made available to the Purchaser true, complete and correct copies of the Company's articles of incorporation, as amended, and the Company's by-laws, as amended, and the comparable governing documents of each Subsidiary, in each case as amended and in full force and effect as of the date of this Agreement.

        SECTION 3.2. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 60,000,000 shares of capital stock, 50,000,000 shares of which are Company Common Stock, of which 12,993,499 shares are issued and outstanding (inclusive of 148,403 Treasury Shares) and 10,000,000 shares of which are preferred stock, none of which are issued and outstanding. There are outstanding unexercised Options and Warrants to acquire an aggregate of 7,417,778 shares of Company Common Stock.

        SECTION 3.3. Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement and the Merger by the holders of the Company Common Stock in accordance with the BCL and the Company's articles of incorporation and by-laws, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions, have been duly authorized by the Board of Directors of the Company and, except for obtaining the Shareholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation by it of the Transactions (other than the filing of the Articles of Merger as required by the BCL). This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by the Purchaser, is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered a proceeding at law or in equity). The Company's Board of Directors has resolved to recommend that the shareholders of the Company adopt this Agreement, and none of the aforesaid actions by the Company's Board of Directors has been amended, rescinded or modified.

        SECTION 3.4. Vote Required. The affirmative vote of the majority of votes cast by the holders of the Company Common Stock entitled to vote thereon (the "Shareholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the Merger. No business combination, control share acquisition or other state takeover statute, will impose any procedural, voting or other restrictions on any of the Transactions.

        SECTION 3.5.      Consents and Approvals.

        (a) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws of the Company or similar organizational documents of any Subsidiary or (ii) violate any order, writ, injunction, decree, statute, rule, regulation, permit or license applicable to the Company or its Subsidiaries or any of their properties or assets, except with respect to such violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

        (b) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will require any filing or registration with, or permit, authorization, consent or approval of, or notice to any Governmental Entity, except for (i) the filing with the SEC of the Proxy Statement, a Rule 13E-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, (ii) any registration, filing or notification required pursuant to state securities or "blue sky" laws,
(iii) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and (iv) any filing or notification required pursuant to the rules and regulations of the American Stock Exchange.

        SECTION 3.6. Litigation. To the Knowledge of the Company, there is no action, suit, inquiry, proceeding or investigation by or before any Governmental Entity pending or threatened against or involving or affecting the Company or any Subsidiary that, individually or in the aggregate, (i) would reasonably be expected to have a Material Adverse Effect, or (ii) would reasonably be expected to impair the ability of the Company to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the Transactions.

        SECTION 3.7. Information in Proxy Statement and Schedule 13E-3. Except for information supplied or to be supplied by or on behalf of the Purchaser, all information in (a) the Schedule 13E-3 and (b) the Proxy Statement will not, in the case of the Schedule 13E-3 and each amendment or supplement thereto as of the date thereof and as of the Effective Time, and in the case of the Proxy Statement, either at the date mailed to the Company's shareholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements herein, in the light of the circumstances under which they were made, not misleading. The Company represents and warrants further that each of the Proxy Statement and the Schedule 13E-3, except for information supplied or to be supplied by or on behalf of the Purchaser, will comply in all material respects with all applicable provisions of the Exchange Act.

        SECTION 3.8. Brokers or Finders. To the Knowledge of the Company, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers', finder's, financial advisor's fee or other commission or similar fee in connection with any of the Transactions, other than Commerce Capital Markets, Inc.

        SECTION 3.9. Disclaimer of Implied Representations and Warranties. Except for the representations and warranties given or made by the Company in this Agreement, or given or made in any other document, instrument or agreement executed by the Company pursuant to this Agreement, the Company hereby disclaims any and all implied representations and warranties.

                                  ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

         The Purchaser represents and warrants to the Company that:

        SECTION 4.1.      Organization.

        (a) The Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and (ii) has full corporate power and authority to carry on its business as now being conducted and to own the properties and assets it now owns.

        (b) The Purchaser has, prior to the date of this Agreement, made available to the Company true, complete and correct copies of the Purchaser's articles of incorporation and the Purchaser's by-laws, in each case as amended and in full force and effect as of the date of this Agreement.

        SECTION 4.2. Capitalization. As of the date hereof, the authorized capital stock of the Purchaser consists of 50,000,000 shares of common stock, of which two (2) shares are issued and outstanding and 10,000,000 shares of preferred stock, of which no shares are issued and outstanding. There are no outstanding options, warrants or other rights to acquire shares of common stock of the Purchaser.

        SECTION 4.3. Authorization; Validity of Agreement; Necessary Action. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the Transactions, have been duly authorized by the Board of Directors and the shareholders of the Purchaser and no other corporate action on the part of the Purchaser is necessary to authorize the execution and delivery by the Purchaser of this Agreement or the consummation of the Transactions. This Agreement has been duly executed and delivered by the Purchaser and, assuming due and valid authorization, execution and delivery thereof by the Company, is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

        SECTION 4.4.      Consents and Approvals; No Violations.

        (a) None of the execution, delivery or performance of this Agreement by the Purchaser, the consummation by the Purchaser of the Transactions or compliance by the Purchaser with any of the provisions of this Agreement will
(i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws of the Purchaser or (ii) violate any order, writ, injunction, decree, statute, rule, regulation, permit or license applicable to the Purchaser or any of its properties or assets, except with respect to such violations that, individually or in the aggregate, would not reasonably be expected to impair the ability of the Purchaser to perform its obligations under this Agreement.

        (b) None of the execution, delivery or performance of this Agreement by the Purchaser, the consummation by the Purchaser of the Transactions or compliance by the Purchaser with any of the provisions of this Agreement will require any filing or registration with, or permit, authorization, consent or approval of, or notice to any Governmental Entity, except for (i) the filing with the SEC of the Proxy Statement, the Schedule 13E-3 and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, and
(ii) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania.

        SECTION 4.5. Information in Proxy Statement and Schedule 13E-3. None of the information supplied or to be supplied in writing by or on behalf of the Purchaser for inclusion in the Proxy Statement or in the Schedule 13E-3 will, in the case of the Schedule 13E-3 and each amendment or supplement thereto as of the date thereof and as of the Effective Time, and in the case of the Proxy Statement, either at the date mailed to the Company's shareholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Purchaser represents and warrants further that the Proxy Statement and the Schedule 13E-3, as to information supplied or to be supplied in writing by or on behalf of the Purchaser, will comply in all material respects with all applicable provisions of the Exchange Act.

        SECTION 4.6. Purchaser's Operations. The Purchaser was formed solely for the purpose of engaging in the Transactions and has not engaged in any significant business activities or conducted any significant operations other than in connection with the Transactions.

        SECTION 4.7. Brokers or Finders. To the Knowledge of the Purchaser, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers', finders', or financial advisor's fee or other commission or similar fee in connection with any of the Transactions, other than Commerce Capital Markets, Inc. In addition, no agent, broker, investment banker, financial or other firm or Person retained or engaged by Purchaser or any of its Affiliates is entitled or will be entitled to any brokers', finders', or financial advisor's fee or other commission or similar fee in connection with any of the Transactions.

        SECTION 4.8. Financing. Purchaser shall have at or prior to Closing the funds needed to consummate the Transactions, including, without limitation, the payment of the Merger Consideration

        SECTION 4.9. Known Company Breach. Purchaser has no Knowledge of any breach of or inaccuracy in any representation or warranty of the Company contained in Article III.

                                   ARTICLE V.
                                    COVENANTS

        SECTION 5.1. Interim Operations of the Company. The Company covenants and agrees that during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except (i) as expressly contemplated by this Agreement or (ii) as consented to in writing by the Purchaser after the date hereof (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each Subsidiary to, use its commercially reasonable efforts to (A) conduct its businesses only in the usual, regular and ordinary course and substantially in the same manner as heretofore conducted,
(B) preserve its business organization intact, (C) keep available the services of its current officers and employees, and (D) maintain its existing relations with material customers, suppliers, creditors, business partners and others having material business dealings with it. Without limiting the generality of the foregoing, and subject to exceptions set forth in clauses (i) and (ii) above, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement the Company shall not and shall not permit any Subsidiary to:

        (a) (i) amend or propose to amend its articles of incorporation or by-laws or similar organizational documents (other than in the case of any Wholly-Owned Company Subsidiary), (ii) except as required for issuances of any class or series of its capital stock by any directly or indirectly Wholly-Owned Company Subsidiary to its parent in the ordinary course of business consistent with past practice, issue, sell, grant, transfer, or subject to any Lien any shares of any class or series of its capital stock or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, or any stock or phantom appreciation rights or performance share awards or other rights to receive Company Common Stock other than the issuance of shares of Company Common Stock reserved for issuance on the date hereof pursuant to the exercise in accordance with their present terms of (A) Options and (B) Warrants, in each case to the extent outstanding on the date hereof, and (iii) declare, set aside or pay any dividend or make any other actual, constructive or deemed distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, other than the declaration, setting aside or payment of cash dividends from any Wholly-Owned Company Subsidiary to its parent consistent with past practice, (iv) split, combine or reclassify any shares of any class or series of its stock or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

        (b) except as permitted by Section 5.2 hereof, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Merger);

        (c) (i) enter into any collective bargaining agreement, (ii) increase by greater than five (5%) over the prior fiscal year the compensation, including bonuses, payable or to become payable to any of its officers (i.e. vice presidents and above) or directors, other than as required by existing employment agreements with any such officers, (iii) enter into or amend any key employment, severance, retention, consulting, termination or other agreement with, or grant any additional retention, severance or termination pay to, any of its officers, directors or key employees, (iv) adopt any Employee Benefit Plan if such adoption would create or increase any liability or obligation on the part of the Company or any Subsidiary or, except as required by law, amend any Employee Benefit Plan, (v) amend the terms of any Option or Warrant, (vi) change the manner in which contributions to any pension or retirement plan are made or the basis on which such contributions are determined (including actuarial assumptions used to calculate funding obligations) or (vii) make any loans to any of its officers, directors, employees, Affiliates, agents or consultants;

        (d) except as permitted by Section 5.2 hereof, acquire or enter into any agreement or transaction relating to the acquisition, by merger, consolidation with or the purchase of a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

        (e) permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without notice to the Purchaser;

        (f) (i) change any of the accounting methods used by it unless required by GAAP or (ii) make any material tax election or change any material tax election already made, adopt any material tax accounting method, change any material tax method unless required by GAAP or any Governmental Entity, law or regulation, enter into any closing agreement or settle or compromise any material Tax claim or assessment or waive the statute of limitations in respect of any such material Tax claim or assessment;

        (g) except as permitted by Section 5.2 hereof, take, or agree to commit to take, any action which it believes when taken would cause any representation or warranty of the Company contained herein that is qualified as to materiality from being untrue or inaccurate in any respect or any such representation or warranty that is not so qualified from being untrue or inaccurate in any material respect or that would materially impair the ability of the Company to consummate any of the Transactions in accordance with the terms of this Agreement or materially delay such consummation; and

        (h) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

        SECTION 5.2.      Acquisition Transactions.

        (a) After the date hereof and before the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not authorize any of its Subsidiaries, officers, directors, employees, attorneys, accountants, investment bankers, financial advisors or other agents retained by it or any of its Subsidiaries, to initiate, solicit, encourage any Acquisition Proposal or provide non-public or confidential information to facilitate any Acquisition Proposal.

        (b) Notwithstanding the provisions of paragraph (a) above or any other provision of this Agreement, if, in response to a bona fide written offer or proposal with respect to a potential or proposed Acquisition Proposal that was not solicited after the date of this Agreement, the Company's Board of Directors or the Special Committee determines (after consultation with and receiving the advice of its outside legal counsel and independent financial advisor) in good faith (which requires, among other things, that the Board of Directors or the Special Committee, as the case may be, act in a manner consistent with the aforementioned advice), that:

                  (i) the Acquisition Proposal has all necessary financing in place or otherwise readily available, and would reasonably be expected to result in a transaction more favorable to the Company's shareholders, including in terms of the cash or other property to be paid for the Shares, than the Merger, without regard to the effect on the Purchaser Shareholders (a "Superior Proposal"); and

                  (ii) such action is reasonably expected to be required to discharge the Board of Directors' or Special Committee's fiduciary duties to the Company's shareholders under applicable law;

then the Company may furnish non-public or confidential information to the party making the Superior Proposal (a "Potential Acquiror") and negotiate and, upon termination of this Agreement in accordance with Section 7.1(c)(i) and after payment to Purchaser of the Legal Fee pursuant to Section 7.2(b), enter into agreements with such Potential Acquiror, and the Company's Board of Directors may take and disclose to the Company's shareholders a position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal.

         It is understood and agreed that negotiations and other activities conducted in accordance with this paragraph (b) shall not constitute a violation of paragraph (a) of this Section 5.2 or any other provision of this Agreement.

        (c) The Company shall immediately notify Purchaser after receipt of any Acquisition Proposal, indication of interest or request for non-public information relating to the Company or its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary by any Person that informs the Board of Directors of the Company or the Special Committee or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. The Company shall keep Purchaser reasonably informed of the status and all material information with respect to any resulting discussions or negotiations.

        SECTION 5.3.      Special Meeting; Preparation of Proxy and Schedule
13E-3.

        (a) The Company, acting through its Board of Directors, shall, in accordance with applicable law and its articles of incorporation and by-laws, as promptly as practicable following the execution of this Agreement:

                  (i) duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of considering and taking action upon adoption of this Agreement (the "Special Meeting"). Notwithstanding the foregoing, if prior to the scheduled date of the Special Meeting the Special Committee determines that it has received an Acquisition Proposal that constitutes a Superior Proposal, then the Company may postpone the Special Meeting for up to forty-five (45) Business Days;

                  (ii) with the assistance of Purchaser, prepare and file with the SEC a preliminary form of the Proxy Statement and a

                  Schedule 13E-3 relating to the Merger and this Agreement (which Proxy Statement and Schedule 13E-3 shall include all information concerning the Company and the Purchaser required to be set forth therein pursuant to the Exchange Act) and use commercially reasonable efforts to obtain and furnish the information required by the SEC to be included in the Proxy Statement and the Schedule 13E-3 and, after consultation with the Purchaser, to respond promptly to any comments made by the SEC with respect to the preliminary Proxy Statement and the
                  Schedule 13E-3;

                  (iii) file a definitive form of the Proxy Statement and any amendments or supplements to the Schedule 13E-3 reflecting compliance with comments and requests of the SEC in accordance with the Exchange Act as the Company shall deem appropriate after consultation with the Purchaser;

                  (iv) as promptly as practicable after the Proxy Statement and the Schedule 13E-3 have been cleared by the SEC, cause a definitive Proxy Statement, including any amendment or supplement thereto, to be mailed to its shareholders, provided that no amendment or supplement to the Proxy Statement and the
                  Schedule 13E-3 will be made by the Company without consultation with the Purchaser, and shall include therein (A) the recommendation of the Company's Board of Directors that the shareholders of the Company vote in favor of the adoption of this Agreement, except as may be otherwise required for the Company's Board of Directors to comply with its fiduciary duties to shareholders imposed by law as advised by legal counsel, and (B) the Fairness Opinion;

                  (v) use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the Merger, except as may be otherwise required for the Company's Board of Directors to comply with its fiduciary duties to shareholders imposed by law as advised by legal counsel, and shall take all other action reasonably necessary to secure any vote of its shareholders required under the BCL and its articles of incorporation and by-laws to effect the Merger.

         (b) Each party shall provide promptly to the other party all information concerning its (and its subsidiaries' and Affiliates') business, financial condition and affairs as may be necessary or reasonably required in connection with the preparation or filing of the Proxy Statement and the
Schedule 13E-3 and shall otherwise cooperate and cause its representatives to cooperate with the other party's representatives in the preparation and filing of the Proxy Statement and the Schedule 13E-3. The Company and the Purchaser shall use commercially reasonable efforts to cause the Proxy Statement and the Schedule13E-3 to be completed as soon as practicable and to distribute copies of the Proxy Statement to the shareholders of the Company. After the execution of this Agreement and prior to the mailing of the Proxy Statement, and thereafter until the Closing Date, the Company and the Purchaser shall promptly advise each other of any facts or information which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3.

        (c) Each of the Company and the Purchaser shall consult and confer with the other regarding the Proxy Statement and the Schedule13E-3 and each shall have the opportunity to comment on the Proxy Statement and the Schedule 13E-3 and any amendments and supplements thereto before the Proxy Statement and the Schedule 13E-3, and any amendments or supplements thereto, are filed with the SEC and before the Proxy Statement is mailed to Company shareholders. Each of the Company and the Purchaser will provide to the other copies of all correspondence between it (or its advisors) and the SEC relating to the Proxy Statement and the Schedule 13E-3. The Company and the Purchaser agree that all telephonic calls and meetings with the SEC regarding the Proxy Statement and the
Schedule 13E-3 and the Transactions shall include representatives of each of the Company and the Purchaser.

        (d) At the Special Meeting, the Purchaser shall vote, or cause to be voted, all shares of Company Common Stock owned beneficially or of record by the Purchaser or Affiliate of the Purchaser in favor of the adoption of this Agreement.

        SECTION 5.4.      Access to Information; Confidentiality.

        (a) The Company shall (and shall cause each Subsidiary to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of the Purchaser, reasonable access during normal business hours during the period prior to the Effective Time or the earlier termination of this Agreement, to all of its officers, accountants, properties, offices and other facilities, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each Subsidiary to) furnish promptly to the Purchaser (i) a copy of each report, schedule, and other document filed or received by it during such period pursuant to the requirements of federal securities laws, and (ii) all other information concerning its business, properties and personnel as the Purchaser may reasonably request.

        (b) Notwithstanding termination of this Agreement, the Purchaser will cause its officers, employees, accountants, counsel, financial advisers and other representatives and Affiliates to keep all Confidential Information confidential and not to disclose any Confidential Information to any Person other than its directors, officers, employees, Affiliates, representatives or agents, and then only on a confidential basis; provided, however, that the Purchaser may disclose Confidential Information (i) as required by applicable law, rule, regulation or valid judicial process, (ii) to its attorneys, accountants and financial advisors on a confidential basis, and (iii) as required by any Governmental Entity; provided, however, that the Purchaser will cooperate with the Company so that the Company may seek a protective order or other appropriate remedy. For purposes of this Agreement, "Confidential Information" shall include all information about the Company; provided, however, that Confidential Information does not include information which (A) is or becomes generally available to the public other than as a result of a disclosure by the Purchaser, its attorneys, accountants, financial advisors or Affiliates not permitted by this Agreement,

(B) becomes available to the Purchaser on a non-confidential basis from a Person other than the Company who, to the Knowledge of the Purchaser, is not otherwise bound by a confidentiality agreement with the Company or is not otherwise prohibited from transmitting the relevant information to the Purchaser. In the event of termination of this Agreement for any reason, the Purchaser shall promptly destroy all Confidential Information without retaining any copy thereof and the Purchaser will, and will cause its attorneys, accountants, financial advisors and Affiliates to, promptly destroy all copies of any analyses, compilations, studies or other documents, records or data prepared by or on behalf of the Purchaser, which contain or otherwise reflect or are generated from the Confidential Information, and a duly authorized officer of the Purchaser will certify in writing to the Company that it has destroyed all the Confidential Information in its possession and the Purchaser will request written confirmation from each of its attorneys, accountants, financial advisors and Affiliates that they have destroyed all the Confidential Information in their possession, and the Purchaser will forward a copy of each such written confirmation to the Company.

        SECTION 5.5. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, the Purchaser and the Company agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws, the fiduciary duties of the Company's Board of Directors and Section 5.2) to consummate and make effective the Transactions as promptly as practicable following the execution hereof, including the taking of all actions necessary to obtain all approvals, consents, orders, exemptions or waivers of or by any third party.

        SECTION 5.6.      Indemnification and Insurance.

        (a) The Purchaser agrees that (i) the articles of incorporation and the by-laws of the Surviving Company and its Subsidiaries immediately after the Effective Time shall contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the articles of incorporation and by-laws of the Company and its Subsidiaries, respectively, on the date of this Agreement and to the fullest extent permitted by applicable law, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Effective Time in any manner that would adversely affect the rights thereunder of persons who on or prior to the Effective Time were directors, officers, employees or agents of the Company or any Subsidiary (collectively, the "Indemnified Parties"), and (ii) all rights to indemnification as provided in any indemnification agreements with any current or former directors, officers, employees or agents of the Company or any Subsidiary as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time shall survive the Merger and thereafter terminate as provided in such agreements.

        (b) For a period of at least three (3) years after the Effective Time, the Surviving Company shall use commercially reasonable efforts to maintain officers' and directors' liability insurance with respect to claims arising from facts or events that occurred on or before the Effective Time covering the Indemnified Parties (whether or not they are entitled to indemnification) on terms no less advantageous to such Indemnified Parties than the existing officers' and directors' insurance policies of the Company with coverage limits of not less than $5,000,000.00.

        (c) The Surviving Company shall advance to the Indemnified Parties amounts needed to pay all reasonable expenses, including, without limitation, attorneys' fees and disbursements and costs of investigation, that may be incurred by any Indemnified Parties in enforcing the indemnity and other provisions provided for in this Section 5.6 to the fullest extent permitted by applicable law.

        (d) In the event the Surviving Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, as a condition precedent to any such transaction, reasonable provisions shall be made so that the successors and assigns of the Surviving Company fully assumes all of the obligations set forth in this Section 5.6.

        (e) This Section 5.6, which shall survive the consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to benefit the Company, the Surviving Company and the Indemnified Parties (and the heirs, successors and representatives of the Indemnified Parties), and shall be binding on all successors and assigns of the Purchaser and the Surviving Company and shall be enforceable by each Indemnified Party and their heirs, successors and representatives, and any Person or entity referenced in this Section 5.6 or indemnified hereunder, each of whom may enforce the provisions of this Section 5.6 (whether or not parties to this Agreement). Without limiting the foregoing, the heirs, successors and representatives of the Indemnified Parties shall be entitled to the benefits of this Section 5.6.

        SECTION 5.7. Publicity. The initial press release with respect to the execution of this Agreement shall be a Company press release drafted by the Company and reasonably acceptable to the Purchaser. Thereafter, until the Effective Time, or the date this Agreement is terminated or abandoned pursuant to Article VII, neither the Company, the Purchaser nor any of their respective Affiliates shall issue or cause the publication of any press release or otherwise make any public announcement with respect to the this Agreement or the Transactions without prior consultation with and review by the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market, in which case such party shall, prior to any such publication or announcement, consult with, and afford the opportunity to review to, the other party.

        SECTION 5.8. Notification of Certain Matters. The parties hereto shall give prompt notice to the other party hereto of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of any party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, and (b) any material failure of any party, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that, the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to any party.

        SECTION 5.9. State Takeover Laws. If any state takeover statute or other similar provision becomes or is deemed to become applicable to the Agreement or any of the Transactions, the parties hereto shall use their commercially reasonable efforts to render such statute inapplicable to all of the foregoing.

        SECTION 5.10. Option and Warrant Matters. Prior to the Effective Time, the Board of Directors (or, if appropriate, any applicable committee) of the Company shall adopt such resolutions or use reasonable efforts to take such actions as are necessary, subject, if necessary, to obtaining consents of the holders of the Options and Warrants, as applicable, to carry out the terms of
Section 2.2.

        SECTION 5.11. Financing. At or prior to the Closing Date, the Purchaser shall deposit with the Paying Agent in trust for the holders of the Shares, the aggregate amount of Merger Consideration to which the holders of the Shares shall become entitled at the Effective Time.

                                   ARTICLE VI.
                                   CONDITIONS

        SECTION 6.1. Conditions to Each Party's Obligation to Effect transactions. The respective obligation of each party to effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company or the Purchaser, as the case may be, on or prior to the Closing Date to the extent permitted by applicable law:

        (a) The Shareholder Approval shall have been obtained in accordance with the BCL and the Company's articles of incorporation and by-laws.

        (b) No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and no injunction, temporary restraining order, writ, decree or order of any nature of a court of competent jurisdiction shall be in effect enjoining, restraining or otherwise precluding consummation of any of the Transactions contemplated hereby; provided, in the case of a decree, injunction or other order, each of the parties shall have used their commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered.

        (c) The Company shall have received the opinion of Commerce Capital Markets, (the "Fairness Opinion"), to the effect that, as of the date of such Fairness Opinion, the Merger Consideration to be received by the holders of the Shares, excluding the Purchaser Shareholders, is fair to the holders of the Shares from a financial point of view and the Fairness Opinion shall not have been withdrawn, revoked, annulled or adversely modified.

        SECTION 6.2. Conditions to the Obligations of the Company to Effect the Transactions. The obligations of the Company to effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company on or prior to the Closing Date to the extent permitted by applicable law:

        (a) Each of the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and (except those representations and warranties that address matters only as of a particular date which need be true and accurate as of such date) as of immediately before the Effective Time and the Company shall have received a certificate of an executive officer of the Purchaser, dated as of the Closing Date, to such effect; provided, however, that in no event shall Company be entitled to make a claim of breach of any representation or warranty of the Purchaser, if such breach is a Known Purchaser Breach.

        (b) The Purchaser shall have performed and complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing and the Company shall have received a certificate of an executive officer of Purchaser, dated as of the Closing Date, to such effect.

        (c) The Company shall have received, at or prior to the Closing, certified resolutions duly adopted by the Board of Directors and the shareholders of the Purchaser approving the Transaction contemplated hereby, the execution and delivery of this Agreement and all other necessary corporate action to enable the Purchaser to comply with the terms of this Agreement.

        (d) The Purchaser shall have deposited with the Paying Agent the aggregate amount of Merger Consideration to which the holders of the Shares shall become entitled at the Effective Time.

        (e) Other than the filing of the Articles of Merger in accordance with the BCL, all Governmental Approvals required in connection with consummation of the Transactions shall have been obtained, been filed or have occurred, other than Governmental Approvals the failure of which to obtain, make or occur, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

        SECTION 6.3. Conditions to the Obligations of the Purchaser to Effect the Transactions. The obligations of the Purchaser to effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Purchaser on or prior to the Closing Date to the extent permitted by applicable law:

        (a) Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except those representations and warranties that address matters only as of a particular date which need be true and accurate as of such date) as of immediately before the Effective Time and the Purchaser shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, to such effect; provided, however, that in no event shall Purchaser be entitled to make a claim of breach of any representation or warranty of the Company, if such breach is a Known Company Breach.

        (b) The Company shall have performed and complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing and the Purchaser shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, to such effect.

        (c) The Purchaser shall have received, at or prior to the Closing, certified resolutions duly adopted by the Board of Directors of the Company approving the Merger, the execution and delivery of Agreement and all other necessary corporate action to enable the Company to comply with the terms of this Agreement.

        (d) There shall not have occurred since the date of the filing of the Company's report on Form 10-Q for the period ended September 30, 2002, any Material Adverse Effect.

                                  ARTICLE VII.
                                   TERMINATION

        SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Shareholder Approval:

        (a)      By the mutual written consent of the Purchaser and the Company;

        (b)      By either the Company or the Purchaser:

                (i) if the Merger has not been consummated on or prior to July 15, 2003 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of , or resulted in, the failure of the Merger to be consummated on or before such date;

                (ii) if the shareholders of the Company fail to adopt this Agreement at the Special Meeting (including any postponement or adjournment thereof); or

                (iii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action which temporarily, preliminarily or permanently restrains, enjoins or otherwise prohibits the Merger; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have first complied with its obligations under Section 5.5 hereof.

        (c)      By the Company:

                (i) in connection with entering into a definitive agreement relating to a Superior Proposal as permitted by Section 5.2(b) hereof, provided the Company has complied with all provisions thereof; or


                (ii) if the Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Company to the Purchaser.


        (d)      By the Purchaser:

                (i) if, the Company's Board of Directors or the Special Committee shall have (x) failed to make, withdrawn, modified or changed in a manner adverse to the Purchaser its approval or recommendation of this Agreement or the Merger, (y) made any recommendation with respect to a Superior Proposal other than a recommendation to reject such Superior Proposal, or (z) if the Company shall have executed a letter of intent, agreement in principle or definitive agreement relating to a Superior Proposal with a Person other than the Purchaser or its Affiliates; or

                (ii) if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Purchaser to the Company.

         SECTION 7.2.      Effect of Termination.

        (a) In the event of the termination of this Agreement by any party hereto pursuant to the terms of this Agreement, (i) written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination of this Agreement is made, (ii) this Agreement shall be void and of no further force and effect, except that Sections
7.2 and 5.4(b) and Article IX hereof shall survive any termination of this Agreement, and (iii) there shall be no other liability on the part of the Purchaser or the Company, except for breach of this Agreement prior to such termination and except as set forth in Section 7.2(b) below.

        (b) If the Company terminates this Agreement pursuant to Section 7.1(c)
(i) hereof, or if the Purchaser terminates this Agreement pursuant to Section 7.1(d)(i) hereof, then the Company shall pay to the Purchaser its Legal Fees. Notwithstanding the foregoing, no Legal Fees shall be payable if, at the time of such termination, the Purchaser is in material breach of its representations and warranties or fails to perform in any material respect its covenants or other agreements hereunder.

                                 ARTICLE VIII.
                             RULES OF INTERPRETATION

                SECTION 8.1.      Rules of Interpretation.

                (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

                (b) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

                (c) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

                (d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

                (f) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued there under or pursuant thereto.

                                  ARTICLE IX.
                                  MISCELLANEOUS

        SECTION 9.1. Fees and Expenses. Except as set forth in Section 7.2(b), all costs and expenses incurred in connection with this Agreement and the consummation of the Transactions, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants and consultants, shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.

        SECTION 9.2. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action approved by their respective boards of directors, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after Shareholder Approval, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration.

        SECTION 9.3. Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement, or in connection with the transactions contemplated hereby and thereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the Business Day of such delivery (as evidenced by the receipt of the personal delivery service); (b) if mailed by certified or registered mail return receipt requested, three Business Days after the aforesaid mailing; (c) if delivered by overnight courier (with all charges having been prepaid), on the next Business Day (as evidenced by the receipt of the overnight courier service of recognized standing); or (d) if delivered by facsimile transmission, on the Business Day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day (as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 9.3), or the refusal to accept same, the notice shall be deemed received on the Business Day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

if to the Purchaser, to:

                  Redwood Acquisition Corp.
                  2828 Charter Road
                  Philadelphia, Pennsylvania 19154
                  Telephone No.: (215) 676-6900
                  Telecopy No.: (215) 676-1991
                  Attention:  Mr. Jeffrey Harrow

with a copy to:

                  Robinson Brog Leinwand
                  Greene Genovese & Gluck, P.C.
                  1345 Avenue of the Americas
                  New York, New York 10105
                  Phone: (212) 603-6300
                  Fax: (212) 956-2164
                  Attention: Avron I. Brog, Esq.

if to the Company, to:

                  Marlton Technologies, Inc.
                  2828 Charter Road
                  Philadelphia, Pennsylvania 19154
                  Telephone No.: (215) 676-6900
                  Telecopy No.: (215) 676-1991
                  Attention: Alan I. Goldberg,
                  Corporate Secretary
with a copy to the Special Committee to:

                  Richard Vague
                  Juniper Bank
                  100 S. West Street
                  Wilmington, DE 19801
                  Telephone No.: (302) 255-8100
                  Telecopy No.: (302) 888-0405


and with a copy to counsel for the Special Committee:

                  Stradley, Ronon, Stevens & Young, LLP,
                  2600 One Commerce Square
                  Philadelphia, PA 19103-7098
                  Telephone No.: (215) 564-8030
                  Telecopy No.: (215) 564-8120
                  Attention: Thomas O. Ix, Esq.


        SECTION 9.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party.

        SECTION 9.5. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), constitutes the entire agreement and supersedes all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except that the Indemnified Parties are intended beneficiaries of the covenants and agreements set forth in Section 5.6.

        SECTION 9.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated herein are not affected in any manner materially adverse to any party hereto, after taking into account the mitigation contemplated by the next sentence. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

        SECTION 9.7. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania. THE PARTIES HERETO

HEREBY ACKNOWLEDGE, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY OF THE TRANSACTIONS AND ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PARTIES HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

        SECTION 9.8. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Pennsylvania or in Pennsylvania state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the Commonwealth of Pennsylvania or any Pennsylvania state court in the event any dispute arises out of this Agreement or any of the Transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the Commonwealth of Pennsylvania.

        SECTION 9.9. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions set forth in Section 9.2, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        SECTION 9.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        SECTION 9.11. Transfer Taxes. Subject to Section 2.3(b)(ii), all liability for any transfer or other similar Taxes in connection with the consummation of any Transaction contemplated by this Agreement shall be borne by the Surviving Company.

        SECTION 9.12. Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Time. This Section 9.12 shall not limit or affect any covenant or agreement of the parties which by its terms provides for performance after the Effective Time.

        SECTION 9.13. Non-application of BCL Section 1906. The parties hereto elect, pursuant to BCL ss.1906(d), that the provisions of BCL ss. 1906(a)-(c) shall not apply to this Agreement or the Transactions.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                  REDWOOD ACQUISITION CORP.


                               By:     /s/ Jeffrey K. Harrow
                                    ---------------------------
                                     Name: Jeffrey K. Harrow
                                    Title: Chairman of the Board



                                 MARLTON TECHNOLOGIES, INC.



                               By:  /s/  Robert B. Ginsburg
                                    -------------------------
                                    Name:  Robert B. Ginsburg
                                    Title: President

                                   APPENDIX A


                                   DEFINITIONS


         Capitalized terms used in this Agreement and not otherwise defined have the meanings set forth below. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

         "Acquisition Proposal" shall mean any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

         "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

         "Affiliate Shares" shall mean the shares of Company Common Stock owned of record or beneficially by the Purchaser Shareholders and/or their spouses and children (including shares held in trust, custodial account Individual Retirement Account or other similar account for the benefit of the foregoing) but excluding shares of Company Common Stock held by (i) the Company's 401(k) plan or (ii) a person or entity whose ownership of such shares at the Effective Time (including the manner in which such shares are owned such as by trust, custodial account, or Individual Retirement Account or other similar account) would, as of the Effective Time, cause Purchaser to be ineligible for treatment as, or disqualified from, an "S" corporation under the Code.

         "Articles of Merger" shall have the meaning set forth in Section 1.3 of this Agreement.

         "BCL" shall have the meaning set forth in Section 1.1 of this Agreement.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in Philadelphia, Pennsylvania are authorized or required by law or executive order to remain closed.

         "Closing" shall have the meaning set forth in Section 1.4 of this Agreement.

         "Closing Date" shall mean the closing date referred to in Section 1.4 of this Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company Common Stock" shall mean the common stock, no par value per share, of the Company.

         "Company SEC Documents" shall mean each form, report, schedule, statement and other document required to be filed by the Company under the Exchange Act or the Securities Act, as such are supplemented or amended since the time of filing, whether or not such supplement or amendment is required to be so filed, including any such as are filed after the date of the Agreement and prior to the Effective Time.

         "Company Stock Option Plan" shall mean, collectively, the Company's (i) 1990 Incentive Stock Option Plan and 1990 Nonstatutory Option Plan, (ii) 1992 Director Stock Plan, (iii) 2000 Equity Incentive Plan, and (iv) 2001 Equity Incentive Plan, all to the extent amended through the date hereof.

         "Confidential Information" shall have the meaning set forth in Section
5.4 of this Agreement.

         "Effective Time" shall mean the time at which the Articles of Merger are duly filed with the Department of State of the Commonwealth of Pennsylvania or such later time as is agreed upon by the parties and specified in such Articles of Merger.

         "Employee Benefit Plan" shall have the meaning ascribed to such term by Rule 405 promulgated under the Securities Act.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations promulgated thereunder.

         "Fairness Opinion" shall have the meaning set forth in Section 6.1(c) of this Agreement.

         "GAAP" shall mean United States generally accepted accounting principles, as in effect from time to time.

         "Governmental Approvals" shall mean any consents, approvals, permits, authorizations, confirmations and actions of, filings or registrations with or notices to any Governmental Entity under any applicable laws, statutes, rules, regulations, orders, decrees, administrative or judicial directives.

         "Governmental Entity" shall mean any U.S. or foreign federal, state or local court, administrative agency or commission or other governmental or other regulatory agency, authority or commission.

         "Gruntal Warrant" shall mean that warrant (and any instruments issued in exchange, replacement or substitution thereof) to acquire 100,000 shares of Company Common Stock (or any portion thereof) at an exercise price of $2.50 per share originally issued on October 12, 1999 to Gruntal & Co., LLC.

         "Indemnified Parties" shall have the meaning set forth in Section 5.6 of this Agreement.

         "Knowledge" of any Person means actual knowledge, without inquiry, with respect to the particular fact or matter in question. The Company will be deemed to have "Knowledge" of a particular fact or matter only if a member of the Special Committee has Knowledge of such fact or matter. The Purchaser will be deemed to have "Knowledge" of a particular fact or matter only if it or any of its Subsidiaries or Affiliates or any of their respective officers or directors has Knowledge of such fact or matter or if any of the Purchaser Shareholders has Knowledge of such fact or matter.

         "Known Company Breach" shall mean any fact or matter (i) which Purchaser has Knowledge of as of the date of this Agreement, (ii) which has caused or constitutes a breach of or inaccuracy in any of the Company's representations or warranties included in Article III as of the date of this Agreement and (iii) of which the Company has no Knowledge.

         "Known Purchaser Breach" shall mean any fact or matter (i) which the Company has Knowledge of as of the date of this Agreement, (ii) which has caused or constitutes a breach of or inaccuracy in any of the Purchaser's representations or warranties included in Article IV as of the date of this Agreement and (iii) of which the Purchaser has no Knowledge.

         "Legal Fees" shall mean actual legal fees and expenses of the Purchaser's legal counsel in connection with the Transactions, in an amount not to exceed $150,000.00.

         "Liens" shall mean, other than Permitted Liens, any liens, mortgages, security interests, pledges, options, charges, claims or encumbrances of any kind (including any agreement to give any of the foregoing).

          "Material Adverse Effect" shall mean a material adverse effect on the business, operations, properties, prospects, assets, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole, provided that any changes or effects which are due directly to the following items will not constitute a Material Adverse Effect: (i) changes in GAAP; (ii) changes in the U.S. economy or financial markets which do not affect the Company in a disproportionate manner as compared with companies of a similar size in the same line of business as the Company; or (iii) changes in the Company's line of business which do not affect the Company in a disproportionate manner as compared with companies of a similar size in the same line of business as the Company.

         "Merger" shall have the meaning set forth in the recitals hereto.

         "Merger Consideration" shall have the meaning set forth in Section 2.1(a) of this Agreement.

         "Options" shall mean the options to purchase shares of Company Common Stock which have been granted by the Company pursuant to the Company Stock Option Plan or otherwise.

         "Outside Date" shall have the meaning set forth in Section 7.1(b)(i) of this Agreement.

         "Paying Agent" shall have the meaning set forth in Section 2.3(a) of this Agreement.

         "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business of the Company and its Subsidiaries, taken as a whole, (iv) any Lien securing an obligation of the Purchaser, (v) real estate Taxes, assessments and water and sewer charges that are a Lien, but not yet due and payable, (vi) any Liens that are to be discharged or satisfied by the Company or any of its Subsidiaries at or prior to Closing, (vii) any Lien to which any Leases, where the Company or any of its Subsidiaries is a lessee, is subject or subordinate, (viii) any covenant, condition, restriction or easement which encumbers any of the real property owned by the Company or any of its Subsidiaries which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business of the Company and its Subsidiaries, taken as a whole, (ix) anything an accurate survey of any of the real property owned by the Company or any of its Subsidiaries or real property records of any Governmental Entity would disclose, provided that neither the value nor the use of such Real Property is materially and adversely affected, (x) Liens disclosed in any Company SEC Documents, (xi) Liens incurred in the ordinary course of business, and (xii) zoning, building and other similar restrictions.

         "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

         "Potential Acquiror" shall have the meaning set forth in Section 5.2(b) of this Agreement.

         "Proxy Statement" shall mean the proxy statement, letter to shareholders, notice of meeting, and form of proxy to be filed by the Company with the SEC pursuant to Section 5.3(a) of this Agreement, together with all amendments and supplements thereto and including the exhibits thereto.

         "Purchaser Shareholders" shall mean Jeffrey K. Harrow, Scott J. Tarte, Robert B. Ginsburg, Alan I. Goldberg, Donald R. Sparks, Sr., Michael Tomkin, Lombard Associates, Charles P. Stetson, Jr., Fred Cohen and Seymour Hernes.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the applicable rules and regulations promulgated thereunder.

         "Shareholder Approval" shall have the meaning set forth in Section 3.4 of this Agreement.

         "Shares" shall mean shares of Company Common Stock, other than the Treasury Shares and the Affiliate Shares.

         "Special Committee" has the meaning set forth in the recitals hereof.

         "Special Meeting" shall mean the special meeting referred to in Section
5.3 of this Agreement.

         "Subsidiary" shall mean any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by the Person or by any one or more of its Subsidiaries, or by the Person and one or more of its Subsidiaries or (b) the Person or any other Subsidiary of the Person is a general partner (excluding any such partnership where the Person or any Subsidiary of the Person does not have a majority of the voting interest in such partnership).

         "Superior Proposal" shall have the meaning set forth in Section 5.2(b)(i) of this Agreement.

         "Surviving Company Common Stock" shall mean the common stock, no par value per share, of the Surviving Company.

         "Tax" or "Taxes" shall mean any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

         "Transactions" shall mean the Merger and the other transactions provided for or contemplated by this Agreement.

         "Treasury Shares" shall mean Company Common Stock held in treasury by the Company or any Subsidiary of the Company.

         "Warrants" shall mean any warrants to purchase shares of Company Common Stock which have been granted by the Company.

         "Wholly-Owned Company Subsidiary" shall mean a Subsidiary that is directly or indirectly wholly-owned by the Company.

                                                                        Annex B
[Commerce Capital Markets, Inc. Logo/Letterhead]

February 20, 2003

Special Committee of the Board of Directors
Marlton Technologies, Inc.
2828 Charter Road
Philadelphia, PA  19154

Gentlemen:

It is our understanding that on February 20, 2003, Marlton Technologies, Inc. (the "Company") entered into a merger agreement (the "Agreement") with Redwood Acquisition Corporation ("Redwood"), whereby (i) the Company shall be merged with and into Redwood and the separate corporate existence of the Company shalL thereupon cease; and (ii) Redwood shall be the surviving company under the Agreement. Each share of the Company common stock that is not currently owned by Redwood, Jeffrey K. Harrow, Scott J. Tarte, Robert B. Ginsburg, Alan I. Goldberg, Michael Tomkin, Donald R. Sparks, Sr., Fred Cohen, Seymour Hernes, Charles P. Stetson, Jr., and Lombard Associates (collectively, the "Purchaser Group") (the "non-Purchaser Group shares") will be converted intO the right to receive, as set forth in the Agreement, cash in an amount equal to $0.30, without interest, upon surrender of the certificates formerly representing such shares ("Cash Merger Consideration").

The merger of the Company and Redwood in exchange for the Cash Merger Consideration is hereinafter referred to as the "Transaction". You have requested our opinion with respect to the fairness of the Cash Merger Consideration, from a financial point of view, to the non-Purchaser Group shareholders of the Company.

In arriving at our opinion, we undertook the following activities:

1.   Analyzed and reviewed the terms and conditions of the Agreement;

2. Investigated the business, financial condition, results of operations and prospects of the Company;

3. Investigated the financial terms of certain business combinations that we deemed relevant;

4. Reviewed selected financial and stock market data for the Company and for certain other publicly traded companies that we deemed relevant; and

5.   Performed such other financial studies and analyses as we deemed necessary.

In connection with our review, we have relied upon the accuracy and completeness of all information provided to us by the Company and its representatives, and we have not attempted to independently verify any such information. We have also relied upon the assessment of the management of the Company regarding the

                                              [Commerce Capital Markets/Logo]

Company's business and prospects, and also assumed that the budgets and financial projections of the Company were reasonably prepared by management on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company. We have not made an independent evaluation or appraisal of the Company's assets and liabilities. Our opinion is necessarily based on financial, market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

Commerce Capital Markets, Inc. ("Commerce") will receive customary fees in connection with its financial valuation and this opinion. In addition, the Company has agreed to indemnify Commerce against certain liabilities arising out of the rendering of this opinion.

This opinion is for the use and benefit of the Board of Directors of the Company in evaluating the Transaction and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote their shares in the Transaction. This opinion may not be used for any other purpose, and may not be quoted or referred to, in whole or in part, without our prior written consent, except that this opinion may be included in its entirety and referred to in any filing with the Securities and Exchange Commission in connection with the Transaction.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the Cash Merger Consideration is fair from a financial point of view to the holders of the non-Purchaser Group shares of the Company.

Very truly yours,



/s/ Commerce Capital Markets, Inc.
    -----------------------------
    COMMERCE CAPITAL MARKETS, INC.

                           MARLTON TECHNOLOGIES, INC.


PROXY FOR SPECIAL MEETING OF SHAREHOLDERS OF MARLTON TECHNOLOGIES, INC. TO BE HELD ON [ ], 2003. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned hereby appoints Jeffrey K. Harrow, Scott J. Tarte and Robert B. Ginsburg and each of them, attorneys and agents, with the power of substitution, to vote as proxy for the undersigned, at the Special Meeting of Shareholders of Marlton Technologies, Inc. (the "Company") to be held on [ ], 2003, or any adjournment or postponement thereof with respect to the number of shares the undersigned would be entitled to vote if personally present.

         This Proxy when properly executed will be voted in the manner directed on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                    (Please vote and sign on the other side.)

1. Adoption of the Agreement and Plan of Merger as described in the Company's Proxy Statement.

         [   ] FOR            [   ] AGAINST          [   ] ABSTAIN

    The Board of Directors recommends a vote FOR adoption of the Agreement and Plan of Merger.

2. In their discretion, the Proxy Holders are authorized to vote upon such other matters as may properly come before the meeting or at any adjournments thereof.

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE



                                         ---------------------------------------
                                                         Signature

                                         ---------------------------------------
                                                Signature, if held jointly

                                           Dated _____________________, 2003


PLEASE SIGN EXACTLY AS NAME APPEARS ON YOUR STOCK CERTIFICATE. JOINT OWNERS SHOULD EACH SIGN. TRUSTEES, CUSTODIANS, EXECUTORS AND OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD INDICATE THE CAPACITY IN WHICH THEY SIGN.